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STOCK PURCHASE AGREEMENT

by and among

Aerostar International, Inc.

and

Vista Applied Technologies Group, Inc.

For the Purchase of All Shares of Capital Stock of Vista Research, Inc.

Dated as of December 30, 2011

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	6.5	FINDERS OR INVESTMENT BANKERS	32
	6.6	FINANCING	32

7.	COVENANTS		33

	7.1	ACCESS TO RECORDS	33
	7.2	CONFIDENTIALITY	33
	7.3	CONFIDENTIALITY AGREEMENTS	33
	7.4	FURTHER ASSURANCES	33
	7.5	PUBLICITY	33
	7.6	BONUS PAYMENTS TO ELIGIBLE EMPLOYEES	34
	7.7	DISTRIBUTION PRIOR TO CLOSING	36
	7.8	CONDUCT OF BUSINESS	36
	7.9	GUARANTEE	37
	7.10	INDEMNIFICATION OBLIGATIONS	37
	7.11	ADDITIONAL COVENANTS; COMMISSION OF RESOURCES	38
	7.12	EMPLOYEE MATTERS	38
	7.13	CERTAIN CONSENTS	39

8.	CONDITIONS PRECEDENT TO CLOSING		39

	8.1	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION	39
	8.2	CONDITIONS PRECEDENT TO SELLER’S OBLIGATION	40

9.	INDEMNIFICATION		40

	9.1	SURVIVAL OF REPRESENTATIONS AND WARRANTIES	40
	9.2	INDEMNITY	41
	9.3	LIMITATIONS ON INDEMNITY	41
	9.4	NOTICE OF CLAIMS AND PROCEDURES	42
	9.5	EXCLUSIVE REMEDY	43

10.	TAX MATTERS		44

	10.1	GENERAL EFFECT AND SPECIAL TAX DEFINITIONS	44
	10.2	TAX REPRESENTATIONS	44
	10.3	PRE-CLOSING DATE TAX RETURNS	48
	10.4	POST-CLOSING DATE TAX RETURNS, TAXES AND SETTLEMENTS	48
	10.5	OTHER TAX RESPONSIBILITIES, COOPERATION AND TAX AUDITS	49
	10.6	TAX INDEMNIFICATION	50
	10.7	TRANSFER TAXES	51
	10.8	SECTION 338(H)(10) ELECTION	51

11.	TERMINATION		53

	11.1	TERMINATION	53
	11.2	EFFECT OF TERMINATION	54

12.	MISCELLANEOUS		54

	12.1	AMENDMENT AND MODIFICATION	54
	12.2	WAIVER OF COMPLIANCE; CONSENTS	54
	12.3	NOTICES	54
	12.4	ASSIGNMENT; THIRD-PARTY BENEFICIARIES	55
	12.5	RULES OF INTERPRETATION	56
	12.6	GOVERNING LAW	57
	12.7	COUNTERPARTS	57
	12.8	ENTIRE AGREEMENT	57
	12.9	SEVERABILITY	57
	12.10	EQUITABLE REMEDIES; PRESERVATION OF REMEDIES	57
	12.11	EXPENSES	58
	12.12	ARBITRATION	58

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of December 30, 2011 by and among Aerostar International, Inc., a South Dakota corporation (the “Buyer”), and Vista Applied Technologies Group, Inc., a California corporation (the “Seller”), for the purchase and sale of all of the issued and outstanding shares of capital stock of Vista Research, Inc., a California corporation (the “Company”). Each of the Seller and the Buyer is sometimes individually referred to herein as a “Party” and collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, the Seller is the beneficial and record owner of all of the issued and outstanding shares of common stock, no par value (the “Shares”), of the Company; and

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to acquire from the Seller, the Shares, upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the Parties hereby agree as follows:

1.	CERTAIN DEFINITIONS

“Affiliate” has the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

“Closing Purchase Price” means the amount of $12,000,000.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Debt” means any long-term debt obligations or any other liability or obligation with respect to indebtedness for borrowed money (whether for principal, interest, prepayment penalties or otherwise and whether as principal obligor or guarantor) other than a line of credit and deferred taxes.

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and the regulations and rules issued pursuant to that Act or any successor law.

“GAAP” means generally accepted accounting principles in the United States as have been consistently applied by the Company.

“Governmental Entity” means any foreign, federal, state, municipal, or other governmental department, court, commission, board, bureau, agency, or instrumentality.

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“Knowledge” means, (a) with respect to an individual, the actual knowledge of such individual after a reasonable inquiry of the Company’s employees who would reasonably be expected to have actual knowledge of the matter in question; and (b) with respect to a Person other than an individual, the actual knowledge of any individual who is serving as a director or officer (or similar executive) of such Person after a reasonable inquiry of the Company’s employees who would reasonably be expected to have actual knowledge of the matter in question.

“Legal Proceeding” means any claim, action, litigation, governmental investigation, administrative, arbitration or other proceeding by or before any Governmental Entity or arbitrator.

“Legal Requirements” collectively mean any law (including common law), statute, ordinance, rule or regulation.

“Liens” collectively mean any mortgage, lien, claim, pledge, charge, restriction, reservation, encumbrance, security interest or option or other right to purchase or acquire.

“Management Employees” shall be Phil Fox, Scott Foster and Jeff Lubeck.

“Material Adverse Effect” means any state of facts, change, development, event, effect, condition, occurrence, action or omission (each, an “Effect”) that, individually or in the aggregate when taken with all other such facts, changes, developments, events, effects, conditions, occurrences, actions or omissions, would reasonably be expected to (i) have a material adverse effect on the consummation of the transactions contemplated by this Agreement or (ii) result in a material adverse effect on the assets, business, condition (financial or otherwise), operations or results of operations of the Company; provided, however, that no Effect (either alone or in combination) resulting from any of the following shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world in which the Company conducts business, or conditions in the global economy generally; (ii) general market conditions (or changes in such general market conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world in which the Company conducts business, including (A) changes in interest rates in the United States or any other country or region in the world in which the Company conducts business and changes in exchange rates for the currencies of any such countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world in which the Company conducts business; (iii) general market conditions (or changes in such general market conditions) in the industries in which the Company conducts business; (iv) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters in the United States or any other country or region in the world; (vi) any changes in applicable Law (or the interpretation thereof) or changes in GAAP or other applicable

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accounting standards (or the interpretation thereof); or (vii) any changes demonstrably resulting from the announcement of this Agreement and the transactions contemplated hereby, including any loss of or change in a relationship, contractual or otherwise, with any customer, supplier, distributor or other business partner of the Company, in each case only to the extent arising out of the announcement of this Agreement and the transactions contemplated hereby; provided, that any of the effects resulting from or arising out of any of the matters described in clauses (i) through (vi) above do not disproportionately affect the Company, taken as a whole, as compared to other companies that conduct business in the industries in which the Company conducts business.

“Orders” collectively mean any order, judgment, writ, injunction, determination, award, or decree.

“Payoff Amounts” means the amounts paid to Persons other than the Seller, in satisfaction of Seller Transaction Expenses and any Change in Control Obligations, as set forth on Schedule 2.2(b).

“Permitted Liens” collectively mean (a) any Liens disclosed on Schedule 5.6; (b) (i) Liens securing obligations reflected in the Financial Statements or Interim Financial Statements; (ii) Liens for Taxes, assessments, and other governmental charges not yet due and payable; (iii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (iv) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Legal Requirements; and (v) inchoate mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar Liens incurred in the ordinary course of business, consistent with past practice; and (c) such imperfections of title, if any, which do not materially impair the continued use of the properties or assets subject thereto or affected thereby, or otherwise materially impair business operations at such properties.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Entity.

“Related Person” means with respect to a particular individual:

(a) each other member of such individual’s Family;

(b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; and

(c) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

For purposes of this definition: (1) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, directly or indirectly, of the

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power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act of 1933; and (2) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, and (iii) any other natural person who is a parent or child of such individual.

“SSRP System” means a Vista Smart Sensor Radar Processor System comprised of various components and subsystems that integrates with an existing radar system neither manufactured nor provided by the Company. By way of example, a list of current and proposed products that constitute SSRP System is attached as Exhibit 1-A.

“SSRS System” means a Vista Smart Sensor Radar System comprised of various components and subsystems with a radar system included. By way of example, a list of current and proposed products that constitute SSRS System is attached as Exhibit 1-B.

“Seller Documents” means all documents, instruments and agreements required to be executed and delivered by the Seller pursuant to this Agreement.

“Taxes” (and with the corresponding meaning “Tax” and “Taxable”) mean: (a) all federal, state, local, or foreign and other income, estimated income, alternative or add-on minimum, gross receipts, profits, business, license, occupation, stamp, occupation, premium, value added, utility, franchise, service, property (including special assessments or changes), sales, use, transfer, gains, excise, severance, unemployment compensation, employment or unemployment, payroll, withholding, social security or minimum tax, or any other tax, custom, duty, governmental fee, or other like assessment or charge of any kind, together with any interest or any penalty, addition to tax, or additional amount imposed by any Governmental Entity, whether disputed or not; and (b) any liability for the payment of any amount of the type described in clause (a) as a result of an entity being a member of a consolidated, affiliated, combined or unitary group.

2.	TERMS OF THE TRANSACTION

2.1	Sale and Purchase of Shares.

On the terms and subject to the conditions of this Agreement, the Seller shall sell, transfer, and assign to the Buyer, and the Buyer will purchase from the Seller, all right, title and interest in and to all of the Shares, which constitute all of the issued and outstanding shares of common stock of the Company, and which are free and clear of all Liens. At Closing, the Seller will deliver to the Buyer, against payment therefor as provided in Section 2.2(b), certificates representing all of the Shares, duly endorsed in blank or with duly executed stock powers attached in form suitable for transfer, with appropriate transfer stamps, if applicable, affixed.

2.2	Purchase Price and Payment.

(a) The purchase price for the Shares (the “Purchase Price”) shall consist of three separate components: the Closing Purchase Price, the potential Benchmark Payments, and the potential Earn-Out Payments, each as defined below and payable in accordance with the applicable terms set forth in Sections 2.2(b), 2.2(c), and 2.2(d).

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(b) At the Closing, subject to the terms and conditions of this Agreement, the Buyer shall pay the Seller the Closing Purchase Price, less the Payoff Amounts, by wire transfer of immediately available funds pursuant to wire instructions delivered to the Buyer by the Seller at least three days prior to the Closing. In addition, at the Closing and subject to the terms and conditions of this Agreement, the Buyer shall remit the Payoff Amounts to the appropriate Persons indicated on Schedule 2.2(b). The distribution of Payoff Amounts to such Persons, and the payment of the Closing Purchase Price will be memorialized on a closing statement executed by the Parties at the Closing.

(c) Subject to the terms and conditions of this Agreement, the Buyer shall pay the Seller up to an aggregate maximum amount of $6,500,000, based on the Seller’s achievement of the following benchmarks:

(i) within 30 days after receipt of an order for delivery of the 50th SSRP System and/or SSRS System provided such order is delivered on or prior to January 31, 2013 (including any such orders received prior to the date of this Agreement and listed on Schedule 2.2(c)(i)), the Buyer shall pay the Seller $3,250,000 (the “2013 Sales Order Benchmark Payment”) by wire transfer of immediately available funds to the account provided as set forth in Section 2.2(b) (unless otherwise instructed by prior written notice from the Seller); and

(ii) within 30 days after delivery of the 50th SSRP System and/or SSRS System provided such delivery is made on or prior to January 31, 2014 (including any such deliveries made prior to the date of this Agreement and listed on Schedule 2.2(c)(ii)), the Buyer shall pay the Seller $3,250,000 (the “2014 Delivery Benchmark Payment,” and, collectively with the 2013 Sales Order Benchmark Payment, the “Benchmark Payments”) by wire transfer of immediately available funds to the account provided as set forth in Section 2.2(b) (unless otherwise instructed by prior written notice from the Seller). It is not a condition to payment of the 2014 Delivery Benchmark Payment that the 2013 Sales Order Benchmark Payment shall have been made.

(d) Subject to the terms and conditions of this Agreement, the Buyer shall pay up to an aggregate maximum amount of $15,000,000 (the “Earn-Out Payments”), based on the following conditions applicable for fiscal years ending January 31, 2013 through 2019 (the “Earn-Out Period”):

(i) For any applicable fiscal year, the Earn-Out Payment shall be equal to the applicable “Earn-Out Percentage” (as indicated in the table below) of revenue derived from the four categories detailed in the table below, calculated on the basis of each delivered order for radars, software, delivery systems and services:

Earn-Out Revenue Stream	Earn-Out Percentage
Radar System Revenue	3.0%
Software Revenue	3.0%
Services Revenue	1.5%
Delivery Systems and Payloads Revenue	1.5%

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The Earn-Out Payment for any fiscal year shall be derived as a percentage of revenue from the sum of a single type of “Earn-Out Revenue Stream” for each element of each delivered order as indicated in the table above, and if an element delivered under an order can be placed in more than one type of Earn-Out Revenue Stream, or if the entire element delivered can be placed in one type of Earn-Out Revenue Stream and a subset thereof can be placed in another type of Earn-Out Revenue Stream, the type that produces the greatest contribution to the Earn-Out Payment will be used. For example, if an element of a delivery consists of Delivery Systems and Payload Revenue which includes as a subset thereof a configuration constituting Radar Systems Revenue, an allocation by Buyer of the total revenue (“Total Order Revenue”) will be made to the portion constituting Radar Systems Revenue based on the actual or reasonably expected stand-alone price thereof (the “Radar Systems Revenue Portion”), then: the Total Order Revenue will be multiplied by .015 (“Result A”); the Radar Systems Revenue Portion will be multiplied by .030 (“Result B”); and the higher of Result A or Result B will be included in the Earn-Out Payment.

If a customer places multiple orders for elements manifestly intended to be used together, such orders will collectively be deemed a single order for purposes of the above calculation. For example, if a customer places an order for an element generating Radar System Revenue and one or more additional orders for elements intended to be used with the elements of the first order in such a manner that the elements combined would, if combined in a single order, result in a delivery consisting of Delivery Systems and Payload Revenue which includes as a subset thereof a configuration constituting such Radar Systems Revenue then these multiple orders collectively will be deemed a single order for which Result A and Result B as formulated above will be derived and the higher of Result A or Result B will be included in the Earn-Out Payment.

For clarity, the delivery of SSRS Systems and SSRP Systems (the orders for which may have triggered the Benchmark Payments described above) will also be included in the calculation of the Earn-Out Payments hereunder.

(ii) “Radar System Revenue” means that portion of the revenue derived from one or more elements of the system, which may be comprised of the radar, the radar processor, the radar processor software, other sensor processor software, the remote control unit and networking systems, and the client display and/or command and control system, which analyzes and outputs detections and tracks of radar and other sensors, and any extended maintenance contracts or product-related services. This revenue is calculated without regard to any non-radar system related hardware products, such as, for example, an EO/IR camera, or non-radar systems related hardware services in association therewith.

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(iii) “Software Revenue” means the revenue associated with the sale of any software developed by the Company and used in support of, and integrated with, any sensor payloads on any given platform.

(iv) “Services Revenue” means the revenue associated with manning and operating a Sensitive Compartmented Information Facility, other secure facilities, C2 centers or Reachback facilities, and product implementation, demonstration or evaluation with a system delivery at the completion of the contract.

(v) “Delivery Systems and Payloads Revenue” means the total revenue from all products and services related to the initial deployment of surveillance systems (i.e., the radar or radar processor system and/or other surveillance system payloads and/or the deployment platform systems) that are combined with and support the deployment of radars, processors, control units, and displays, including extended maintenance contracts and support of the delivery system and payload, but excluding deployment of support personnel for aerostat operations.

(vi) For purposes of calculating the Earn-Out Payments, fiscal year 2013 shall be deemed to be June 9, 2011 through January 31, 2013. All other fiscal years shall be February 1 through January 31 of the respective years.

(vii) If earned with respect to any fiscal year, the Buyer will pay the relevant Earn-Out Payment to the Seller on or prior to 5:00 p.m. central time on April 30 of the next following fiscal year by wire transfer of immediately available funds to the account of Seller set forth in Section 2.2(b) (unless otherwise instructed by prior written notice from the Seller).

(e) (i) The Buyer will have the right to set off any amount to which the Buyer may be entitled from the Seller under this Agreement (including any amounts to which the Buyer may be entitled under Article 9 or Article 10 hereof) or any Seller Document, against any amount otherwise payable by the Buyer pursuant to Section 2.2(c) or Section 2.2(d) in such order or specified amounts as the Buyer may decide in its sole discretion; provided, however, that the Buyer’s right hereunder may be exercised only upon a Final Report obtained pursuant to Section 2.3 or final arbitration award obtained pursuant to Section 12.12, in either case establishing Buyer’s right to the amount to be set off;

(ii) In the event Buyer has asserted a claim that has not been resolved, Buyer shall not be obligated to tender to Seller amounts (to the extent such amounts would be eligible for set off if Buyer’s right hereunder to so set off were established) (“Disputed Amounts”) otherwise payable by Buyer hereunder so long as Buyer deposits such Disputed Amounts into an escrow account with U.S. Bank National Association pursuant to that certain Escrow Agreement attached hereto as Exhibit 2.2(e)(ii).

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The exercise or failure to exercise of such right of set off will not constitute an election of remedies or limit in any manner the enforcement of any other remedies that may be available to the Buyer.

2.3	Revenue Reports; Dispute Resolution.

(a) Within 10 days after receiving payment from the Buyer in accordance with Section 2.2(c) or Section 2.2(d), or if no such payments are made, within 60 days following completion of the relevant benchmark under Section 2.2(c) or fiscal year under Section 2.2(d), the Seller may request from the Buyer a report in a form mutually agreeable to the Buyer and the Seller setting forth in reasonable detail the Buyer’s calculation of Radar System Revenue, Software Revenue, Services Revenue and Delivery Systems and Payloads Revenue for the most recently completed fiscal year (the “Revenue Report”) or the SSRP System and SSRS System deliveries or orders (the “Order Report”). The Buyer shall provide the Seller with the Revenue Report or Order Report within 10 business days following the Buyer’s receipt of the Seller’s request.

(b) The Seller will notify the Buyer in writing of any disputes to the Revenue Report or the Order Report within 10 business days following the Seller’s receipt of the Revenue Report or the Order Report (the “Review Period”). The Parties shall attempt to resolve any such disputes through good faith negotiations within 30 calendar days following the delivery of the Seller’s written notice thereof to the Buyer (the “Dispute Resolution Period”). If any differences are not resolved by agreement of the Seller and the Buyer during the Review Period, such differences shall be submitted by either affected party for resolution to an independent accounting firm mutually agreed to by the parties which is a “Big-4 Accounting Firm” at the office of such firm mutually agreed to by the Parties (the “Independent Auditors”). The determination of the Independent Auditors shall be set forth in a written report delivered to the Parties and shall be final and binding upon all Parties (the “Final Report”). The Seller and the Buyer shall each be responsible for 50% of the fees of any such independent accounting firm employed pursuant to this paragraph.

3.	CLOSING AND CLOSING DELIVERIES

3.1	Closing.

The closing of the transactions contemplated herein (the “Closing”) will take place at the offices of Maslon Edelman Borman & Brand, LLP in Minneapolis, Minnesota, at such time and on such date as is mutually agreeable to the Buyer and the Seller. Closing will be effective as of the close of business on the Closing Date (the “Effective Time”). To the extent the Parties agree, documents may be delivered at Closing by facsimile or other electronic means. Except as otherwise provided in this Agreement, all actions to be taken and all documents to be executed at the Closing will be deemed to have been taken, delivered and executed simultaneously, and no action will be deemed taken and no documents will be deemed executed or delivered until all have been taken, delivered and executed.

3.2	Deliveries of Seller.

At Closing, the Seller will deliver, or cause to be delivered, to the Buyer the following:

(a) certificates for all of the Shares duly endorsed in blank or with duly executed stock powers attached in a form suitable for transfer to the Buyer, with appropriate transfer stamps, if applicable, affixed;

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(b) resignations in the form attached hereto as Exhibit 3.2(b) as of the Effective Time of all members of the board of directors of the Company and of all of the officers of the Company;

(c) a non-competition agreement executed by the Seller in the form attached hereto as Exhibit 3.2(c) (the “Seller Non-Competition Agreement”);

(d) non-competition agreements executed by certain shareholders of the Seller in the form attached hereto as Exhibit 3.2(d)(i) (such shareholders being identified in such exhibit) and certain employee shareholders of the Seller in the form attached hereto as Exhibit 3.2(d)(ii) (such shareholders being identified in such exhibit);

(e) the 338(h)(10) Election forms with respect to the purchase and sale of the Shares in a form reasonably acceptable to the Buyer, duly executed by the Seller;

(f) the true, correct and complete minute books and all original stock certificates representing outstanding shares of the Company;

(g) a waiver and release of claims, dated the Closing Date, in the form attached hereto as Exhibit 3.2(g), duly executed by the Seller and the Company;

(h) an estoppel certificate, in substantially the form attached hereto as Exhibit 3.2(h) with such revisions as mutually agreed between the Buyer and the applicable landlord, executed by the landlord of each parcel of Leased Real Estate;

(i) a written legal opinion of Pillsbury Winthrop Shaw Pittman LLP, counsel to the Seller, dated the Closing Date, in form and substance reasonably satisfactory to the Buyer;

(j) a certificate of the Seller, dated the Closing Date and duly executed by the Seller, certifying that attached thereto is a true, correct and complete certified copy of the articles of incorporation of the Company, and a true, correct and complete copy of the bylaws of the Company, in each case as are then in full force and effect;

(k) the certificate of an officer of the Seller as described in Section 8.1(a);

(l) a certificate dated as of a date not more than 10 business days prior to Closing as to the good standing of the Company from the California Secretary of State;

(m) the written consent of Bridge Bank, N.A. to the consummation of the transactions contemplated by this Agreement, each in form and substance reasonably satisfactory to the Buyer;

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(n) an executed counterpart to the closing statement referenced in Section 2.2(b);

(o) evidence that the Seller’s stockholders have approved this Agreement and each Seller Documents; and

(p) all other documents as the Buyer may reasonably request to facilitate the consummation of the transactions contemplated herein.

3.3	Deliveries of Buyer.

At Closing, the Buyer shall pay the Closing Purchase Price in accordance with Section 2.2(b). Further, at Closing, the Buyer will deliver to the Seller the following:

(a) a certificate dated as of a date not more than 10 business days prior to Closing as to the good standing of the Buyer from the South Dakota Secretary of State;

(b) an officer’s certificate of a duly authorized officer of the Buyer, dated the Closing Date, certifying as to the incumbency and signatures of the officers of the Buyer;

(c) a certificate of an officer of the Buyer as described in Section 8.2(a);

(d) an executed counterpart to the closing statement referenced in Section 2.2(b); and

(e) offer letters shall have been delivered to each of the employees set forth on Exhibit 3.3(e).

4.	REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer as follows:

4.1	The Shares.

The Shares are owned beneficially and of record by, and are registered in the name of, the Seller. The Seller has good and valid title to the Shares, free and clear of all Liens. As of the Effective Time (as a result of the delivery of certificates to the Buyer representing the Shares in accordance with this Agreement), the Buyer will be the record and beneficial owner of the Shares and will have good and valid title to the Shares, free and clear of any Liens. The Shares are not subject to any voting trust agreement or any other contract, agreement, commitment or understanding, including any such contract, agreement, commitment or understanding restricting or otherwise relating to voting, dividend rights, or disposition of the Shares. To the Seller’s knowledge, no Person holds or is entitled to receive any option, warrant, convertible instrument or other security, put, call, contract or commitment of any nature whereby any Person has or has a right to receive any interest in or right or obligation to acquire (including through exchange) any Shares.

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4.2	Execution and Delivery.

The Seller has the legal capacity and the full power and authority to execute and deliver this Agreement and each Seller Document and to perform its obligations hereunder and thereunder. The board of directors of the Seller have duly approved this Agreement and each Seller Document. Each of this Agreement and each Seller Documents has been or will be, as applicable, duly and validly executed and delivered by the Seller and, assuming the due authorization, execution and delivery hereof (and, in the case of the Seller Documents to which the Buyer is a party, thereof) by the Buyer, each constitutes or will constitute, as applicable, a legal, valid and binding agreement of the Seller, enforceable against the Seller in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.3	Notices, Consents, and Approvals.

The execution, delivery and performance by the Seller of this Agreement and each Seller Document and the consummation by the Seller of the transactions contemplated hereby and thereby do not and will not: (a) require the Seller to obtain any consent, approval, authorization, or action of, or make any filing with or give any notice to (collectively, “Consents, Filings, and Notices”) any Person; (b) with or without notice or lapse of time or both, violate, conflict with, result in the creation of a Lien on any assets of the Company or the Shares pursuant to, result in the breach of any of the terms of, result in a modification of the effect of, otherwise cause the termination of or give any other Person the right to terminate, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or create a penalty under, any provision of any note, bond, license, agreement, or other contract or instrument to which the Seller is a party or to which the Seller or the Shares or any of the Seller’s assets may be subject; (c) violate any Legal Requirements or Order applicable to the Seller or to the Shares; or (d) result in the creation of any Lien on the Shares or any assets of the Company.

4.4	Claims and Proceedings.

There is no pending or, to the Knowledge of the Seller, threatened Legal Proceeding against or relating to the Seller or the Shares to restrain or prevent the carrying out of the transactions contemplated by this Agreement or that would be reasonably likely to materially adversely affect or prevent the purchase and sale of the Shares or otherwise materially impair the ability of the Seller to perform its obligations under this Agreement or any Seller Document.

5.	REPRESENTATIONS AND WARRANTIES OF THE SELLER AS TO THE COMPANY

Subject to such exceptions as are disclosed in the disclosure schedule dated as of the date hereof and delivered herewith by the Seller to the Buyer (the “Company Schedules”) corresponding to the applicable section and subsection or clause of this Article 5 (or disclosed in any other section, subsection or clause of the Company Schedules; provided, that it is reasonably apparent that such disclosure is responsive to such applicable section and subsection or clause of this Article 5), the Seller represents and warrants to the Buyer as follows:

5.1	Corporate Organization.

(a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of California and has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

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(b) The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased, or operated by it or the nature of its business or the business conducted by it makes such qualification or licensing necessary, except for such failures that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(c) The Seller has delivered to the Buyer true, correct and complete copies of the articles of incorporation and bylaws, in each case as currently in effect, of the Company and has made available to the Buyer minute books containing all minutes and actions of the shareholders and directors of the Company.

5.2	Capitalization.

The authorized capital stock of the Company consists of 1,000 shares of common stock, no par value. The Shares consist of 1,000 shares of common stock and are the only issued and outstanding shares of capital stock of or other equity interest in the Company. The record owner of the Shares is the Seller. The Shares have been duly authorized and are validly issued, fully paid, and non-assessable and were not issued in violation of any preemptive rights or any Legal Requirements. The Company has no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that would require it to issue, sell or otherwise cause to become outstanding any shares of the capital stock of or other equity interests in, or any securities convertible into or exchangeable or exercisable for any shares of capital stock of or other equity interests in, the Company. With the exception of the Shares, there are no issued, outstanding or authorized equity securities or other securities, or options or rights to acquire securities, of the Company. No Person holds or is entitled to receive any option, warrant, convertible instrument or other security, put, call, contract or commitment of any nature whereby any Person has or has a right to receive any equity interest in, or right or obligation to acquire any equity interest in, the Company. There are no equity appreciation, phantom equity or similar rights with respect to the Company. No preemptive right exists regarding any equity interest in the Company.

5.3	Subsidiaries.

The Company does not own capital stock of or any other direct or indirect equity or ownership interest in, or have any obligation or contractual right to purchase or acquire any capital stock of or other direct or indirect equity or ownership interest in, nor does the Company control (directly or indirectly), any other Person.

5.4	Non-Contravention.

Neither the execution, delivery and performance of this Agreement or any Seller Document by the Seller nor the consummation by the Seller of the transactions contemplated hereby or thereby

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does or will (a) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of the Company; (b) require any Consents, Filings, or Notices to be obtained from or given to (as applicable) any Person, except as set forth in Schedule 5.4; (c) with or without notice or lapse or time or both, violate, conflict with, or result in the breach of any of the terms of, accelerate, result in a modification of the effect of, or cause the termination of or give any other Person the right to terminate, or constitute a default (or give rise to any right of termination, cancellation, or acceleration) under, or create a penalty under, any provision of any note, bond, license, agreement or other contract or instrument to which the Company is a party or to which it is subject or by which any of its assets is bound (including any Real Property Lease); (d) violate any Legal Requirement or Order applicable to the Company; or (e) result in the creation of any Lien on any assets of the Company.

5.5	Financial Statements and Books and Records.

(a) Schedule 5.5 contains true, correct and complete copies of the audited balance sheets of the Company as of December 31, 2008, 2009, and 2010 and the related audited statements of income, stockholders’ equity and cash flows of the Company for the fiscal years then ended, together with the respective reports of the reviewing accountants related thereto (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP and fairly present the assets, liabilities and financial condition of the Company at December 31, 2008, 2009, and 2010 and the results of operations and cash flows of the Company for the fiscal years then ended. The Seller has also furnished the Buyer with the unaudited balance sheet of the Company (the “Interim Balance Sheet”) as of September 30, 2011 (the “Interim Balance Sheet Date”) and the related unaudited statement of income of the Company for the five-month period then ended (together with the Interim Balance Sheet, the “Interim Financial Statements”). Such Interim Financial Statements fairly present the assets, liabilities and financial condition of the Company at the Interim Balance Sheet Date and the results of operations of the Company for the nine months then ended, in each case in accordance with GAAP (subject to normal year-end adjustments, which will not be material in amount or effect).

(b) The books and records of the Company, all of which have been made available to the Buyer, are true, correct and complete in all material respects and represent or reflect actual, bona fide transactions and have been maintained in accordance with sound business practices (including the maintenance of an adequate system of internal controls). The Financial Statements and the Interim Financial Statements have been prepared based on the books and records of the Company made available to the Buyer.

5.6	Title to Property.

The Company has good and valid title to or a valid and binding leasehold interest in, and the right to use, all property and assets used in the operation of its business, including the property and assets reflected on the Interim Balance Sheet (other than inventory disposed of in the ordinary course of business since the Interim Balance Sheet Date), free and clear of all Liens except Permitted Liens.

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5.7	Compliance with Laws; Licenses and Permits.

(a) The Company is and has been at all times in compliance in all material respects with all Legal Requirements and all Orders of any court or other Governmental Entity applicable to it or its business;

(b) No notice has been received by the Company since January 1, 2008 from any Governmental Entity alleging any material violation by the Company of any Legal Requirement; and

(c) the Company holds all licenses, permits, waivers, authorizations, or approvals of, and has made all registrations with, any Governmental Entity that are required in connection with the conduct of its business (collectively, “Permits”). All Permits are in full force and effect, and no Legal Proceeding is pending or, to the Knowledge of the Seller and the Company, threatened to revoke or limit any Permit. The purchase of the Shares by the Buyer does not and will not result in the termination, revocation, suspension, or modification of any Permits or require any Consents, Filings or Notices under or with respect to any Permits.

5.8	Litigation.

No Legal Proceeding is pending or, to the Knowledge of the Seller and the Company, threatened against or relating to the Company or its assets, properties, or businesses. The Company is not subject to any Orders of any Governmental Entity. Since January 1, 2008, there have been no Legal Proceedings pending or, to the Knowledge of the Seller or the Company, threatened against or relating to the Company or its assets, properties or businesses.

5.9	Absence of Certain Changes or Events.

(a) Since the Interim Balance Sheet Date, the Company has conducted its business only in the ordinary course consistent with past practice, and there has not been any condition, circumstance, event, or occurrence that, individually or in the aggregate, has resulted or would be reasonably likely to result in a Material Adverse Effect.

(b) Without limiting the generality of Section 5.9(a), except as described on Schedule 5.9(b), since the Interim Balance Sheet Date, the Company has not:

(i) created, incurred, assumed, or guaranteed any indebtedness, except for current liabilities incurred in the ordinary course of business consistent with past practice;

(ii) subjected any of its assets to or suffered any Lien, except Permitted Liens;

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(iii) sold, assigned, licensed, abandoned, leased or transferred any assets, except sales of inventory in the ordinary course of business and except as may be permitted by Section 7.7;

(iv) suffered any extraordinary losses, whether or not covered by insurance, forgiven or canceled any material claims, or waived any right of material value;

(v) increased the compensation, bonuses, or benefits payable or to become payable to any directors, officers, employees, distributors, agents, or representatives, except for increases to its officers and employees in the ordinary course of business consistent with past practice or as required under any existing employment agreement;

(vi) suffered any material work stoppage, lockout or other labor dispute;

(vii) changed any of its accounting principles or the methods of applying such principles;

(viii) entered into any agreement or other arrangement with the Seller or any Related Person of the Seller or any Affiliate of the Company;

(ix) made any declaration or payment to the Seller of any dividend or other distribution, except as may be permitted by Section 7.7;

(x) made any change in its practices with respect to the manner and timing of payment of trade and other payables;

(xi) amended its articles of incorporation or bylaws or amended, entered into or terminated any material contract or agreement;

(xii) made or permitted to have occurred any change in practices with respect to the collection of accounts receivable;

(xiii) incurred capital expenditures that, when aggregated with prior capital expenditures incurred during 2011, exceed $440,000;

(xiv) entered into, adopted, modified, or terminated any Employee Plan (as defined in Section 5.12);

(xv) authorized for issuance, issued, sold, pledged, or delivered any capital stock or any securities convertible into or exchangeable or exercisable for shares of capital stock, or redeemed, purchased, or otherwise acquired any shares of capital stock or securities convertible into or exchangeable or exercisable for shares of capital stock;

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(xvi) made any changes in its selling, pricing, or advertising practices inconsistent with prior practice;

(xvii) merged or consolidated with any Person, acquired any business or entered into any partnership, joint venture or similar arrangement;

(xviii) made or changed any material Tax election of or with respect to the Company, changed or consented to any change in any material method of Tax accounting, entered into or agreed to any private letter ruling, closing agreement or similar ruling or agreement with the Internal Revenue Service (“IRS”) or any other Governmental Entity or settled any audit or proceeding with respect to Taxes owed by the Company; or

(xix) other than this Agreement, entered into any agreement or commitment to do any of the foregoing.

5.10	Material Contracts.

(a) Schedule 5.10(a) sets forth a true, correct and complete list, as of the date hereof, of all of the following contracts and agreements to which the Company is a party, or by which any of its properties or assets are subject, whether written or unwritten (all contracts and agreements required to be listed on Schedule 5.10(a) are referred to collectively as the “Material Contracts”):

(i) each agreement, contract or arrangement with the 10 largest customers of the Company (measured by dollar volume of revenues in fiscal year 2010), and all agreements with the Naval Air Warfare Center, Aircraft Division;

(ii) any purchase order, agreement, or commitment entered into by the Company to purchase or sell any products or services that requires payment by the Company in excess of $25,000 and either (1) is not performable within three months or (2) is not terminable by the Company without payment or penalty upon 30 days’ notice or less;

(iii) any loan agreement, promissory note, indenture, letter of credit, or other agreement or instrument evidencing or providing for the borrowing of money, any contract or agreement for the deferred purchase price of property (excluding normal trade payables);

(iv) any agreement guaranteeing any obligations of any Person (other than endorsements for the purpose of collection in the ordinary course of business);

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(v) any joint venture agreement, partnership agreement, or other arrangement involving a sharing of profits;

(vi) any sales agency, advertising, promotional, brokerage, or distribution agreement;

(vii) any agreement that includes provisions regarding minimum volumes or volume discounts or that provides for exclusivity;

(viii) any agreement under which a rebate, discount, bonus, commission or other payment with respect to the sale of any product or service will be payable or required after the Closing;

(ix) any employment or consulting agreement or arrangement, severance agreement or independent contractor agreement or other agreement or commitment obligating the Company to pay compensation, bonuses, commissions or other amounts to any current or former employee, officer, director or independent contractor;

(x) any non-competition or similar agreement;

(xi) any agreement with the Seller or any Related Person of the Seller or any Affiliate of the Company;

(xii) any agreement for the sale, license or lease of any assets, other than for the sale of inventory or obsolete equipment in the ordinary course of business;

(xiii) any mortgage, deed of trust, security agreement, or other agreement creating a Lien on any assets, including any capital lease;

(xiv) any lease (either as lessor or lessee) of personal property;

(xv) any agreement relating to Intellectual Property (as defined in Section 5.13), including any license (whether as licensor or licensee) of Intellectual Property;

(xvi) any agreement relating to the acquisition or disposition of any business;

(xvii) any agreement for capital expenditures outside the ordinary course of business consistent with past practices and causing, when aggregated with prior capital expenditures incurred during 2011, aggregate capital expenditures from and after 2011 to exceed $440,000; and

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(xviii) any agreement not included in clauses (i) through (xvii) above that was not entered into in the ordinary course of business, is in excess of $5,000 or that is material to the Company or its business.

(b) (i) Except as set forth on Schedule 5.10(b), all Material Contracts are in full force and effect and are valid, binding, and enforceable against each party thereto in accordance with their terms except to the extent such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws related to the enforcement of creditors’ rights or by general principles of equity; (ii) the Company is not in material breach of any provision of any Material Contract; (iii) no event has occurred that constitutes, or after the giving of notice or passage of time or both, would constitute, a default or event of default under any Material Contract by or in respect of the Company; (iv) to the Knowledge of the Seller and the Company, no other party to a Material Contract is in breach of any provision of any Material Contract; and (v) to the Knowledge of the Seller and the Company, no event has occurred that constitutes, or after the giving of notice or passage of time or both, would constitute, a default or event of default under a Material Contract by or in respect of any other party to any Material Contract.

(c) Correct and complete copies of each written Material Contract and accurate and complete summaries of each unwritten Material Contract have been provided by the Company to the Buyer.

5.11	Business Relationships.

Schedule 5.11(a) sets forth correct and complete lists of the 10 largest customers and vendors of the Company during the most recently completed fiscal year (measured by dollar volume and indicating the dollar volume of each for fiscal years 2009 and 2010). Except as set forth on Schedule 5.11(a), there are no outstanding material disputes with any customer or vendor listed thereon, no customer or vendor listed thereon has refused to continue to do business with the Company or materially reduced its volume of business with the Company or has stated its intention not to continue to do business with the Company or to materially reduce the amount of such business, and, to the Knowledge of the Seller or the Company, there are no grounds or circumstances for any such customer or vendor to materially reduce the amount of business it does with the Company.

5.12	Employee Benefits.

(a) Schedule 5.12(a) lists and generally describes:

(i) each “employee welfare benefit plan” (including without limitation each group insurance plan, self-insured health plan and severance pay plan) and each “employee pension benefit plan” (including without limitation each retirement plan intended to be qualified under Code Section 401(a) and each non-qualified deferred compensation plan), in each case within the meaning of Section 3 of ERISA, whether or not written, that is or was maintained or contributed to by the Company (or to which it has or had an obligation to

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contribute) for its employees, any former employees and/or dependents and beneficiaries of such employees and/or former employees, including without limitation each trust fund maintained by the Company in connection with any such plan (collectively, the “ERISA Plans”); and

(ii) each other plan, arrangement, program or payroll practice providing compensation (other than salaries or wages), benefits or perquisites to any class of employees, former employees or directors of the Company, including without limitation those providing for any incentive, bonus, stock option, restricted stock, employee discount, company cars, tuition reimbursement, vacation pay or sick pay, or any fringe benefit under Section 132 (other than paragraph (f) thereof) of the Code (collectively, the “Compensation Plans”); and any “cafeteria plan” or transportation fringe plan governed by Code Section 125 or Code Section 132(f) and sponsored by Company or any of its Subsidiaries (each, a “Flexible Benefit Plan”). For purposes of this Agreement, the ERISA Plans, the Compensation Plans and any Flexible Benefit Plans are collectively referred to as the “Employee Plans;” and

(iii) any “ERISA Group,” which means the Company and each other entity that is a member of a controlled group of corporations, an unincorporated trade or business under common control, or a member of an affiliated service group (as such terms are defined in Sections 414(b), 414(c) and 414(m) of the Code); and includes any other organization that together with the Company is treated as a single employer under Code Section 414(o).

(b) The Company has furnished to the Buyer a true and complete copy of each of the ERISA Plans (other than any “multiemployer plan,” as that term is defined in Section 4001(a)(3) of ERISA), any Flexible Benefit Plans and any related trust agreements or other funding vehicles; true and complete copies of each of the Compensation Plans (or summaries of any unwritten Compensation Plans) and true and complete copies of any employment policy manuals distributed to any class of employees of the Company and any of its Subsidiaries. With respect to each of the ERISA Plans and any Flexible Benefit Plan, Seller has also furnished to the Buyer the most recent summary plan description and the three most recently filed annual reports required to be made on IRS Form 5500. As to each of the ERISA Plans that is funded, the Company has delivered or made available to the Buyer (or will deliver or make available to the Buyer before the Closing Date) a true and complete copy of the most recent annual financial report with respect to such plan, any subsequent interim report and the most recent actuarial valuation report (if any). Each such financial report, interim report and actuarial valuation report is an accurate description of the financial status of the subject ERISA Plan and, to the Knowledge of the Company and the Seller, there have been no adverse changes in the financial status of any such funded ERISA Plans, except as may be caused by financial market fluctuations, since the date of the most recent report provided with respect thereto.

(c) On Schedule 5.12(c), the Company has also specifically identified each of the ERISA Plans that is represented by the Company and the Shareholder(s) to be a qualified plan under Code Section 401(a) (a “Qualified Plan”). With respect to each Qualified Plan, the

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following are true: (i) the plan, in form and operation, currently satisfies and, for all years subsequent to the establishment of such plan, has satisfied the qualification requirements of Section 401(a) of the Code in all material respects, up to and including the Closing Date; (ii) all amendments required by the Code as a condition of retention of such qualified status as of the date hereof, including without limitation the provisions of the Tax Reform Act of 1986, the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”) and subsequent legislation and regulations, have been adopted within time limits required to maintain such status (or such time limits have not expired); and (iii) except as identified on Schedule 5.12(c), the IRS has issued a favorable letter of determination with respect to the plan as amended to date, or a favorable opinion letter with respect to a prototype plan document that the Company has adopted for the Qualified Plan. Each Qualified Plan is and has been operating in compliance in all material respects with all amendments required by the Tax Reform Act of 1986, EGTRRA and subsequent legislation and regulations. The Company has furnished to the Buyer a true and complete copy of all letters of determination, and/or opinion letters relating to prototype plan documents, issued by the IRS with respect to all such Qualified Plans since 2001.

(d) Each Qualified Plan providing for participant-directed investments satisfies in all material respects the requirements of an ERISA Section 404(c) Plan within the meaning of Section 2550.404c-1(b) of the Regulations issued by the U.S. Department of Labor; and, if any participant does not direct the investment of his or her account in that Qualified Plan, the plan’s default investment fund (or managed account) in which each such participant’s account is invested qualifies as a “qualified default investment alternative” under Section 2550.404c-5(3)(3) of those regulations.

(e) Neither the Company nor any other member of its ERISA Group maintains or contributes to any Qualified Plan that is a pension plan subject to Title IV or Section 302 of ERISA, nor has the Company or any other member of its ERISA Group terminated or withdrawn from participation in any such plan. None of the Qualified Plans is or has been a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), and neither the Company nor any other member of its ERISA Group has ever contributed to any such multiemployer plan. None of the ERISA Plans is or has been a “multiple employer welfare arrangement” within the meaning of ERISA Section 3(40). Except as set forth in Schedule 5.12(e), all required contributions that are due with respect to each of the ERISA Plans and any Flexible Benefit Plan have been paid in full on a timely basis, a proper accrual has been made by the Company for all such contributions due in its current fiscal year; and no “accumulated funding deficiency” (as defined in Section 302(a)(2) of ERISA) has been incurred with respect to any Qualified Plan that is subject to Code Section 412.

(f) Neither the Company nor any other member of its ERISA Group has engaged in, nor entered into any arrangement pursuant to which any person or entity is contractually bound to complete, any transaction that could result in disqualification of any Qualified Plan or imposition upon either the Company or any of its ERISA Affiliates or the Buyer of any excise Tax under Code Sections 4971 through 4980D, inclusive, or Section 5000 of the Code, or civil liability under Section 502(i), 502(l) or Part 6 or 7 of Title I of ERISA, or otherwise incurred a liability for any excise Tax with respect to any ERISA Plan, other than excise Taxes that have heretofore been paid or accrued and, in either case, are fully reflected in the Interim Balance Sheet.

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(g) The Company and each other member of its ERISA Group has: (i) with respect to each of the Employee Plans, filed or caused to be filed on a timely and accurate basis (in all material respects) each and every return, report, statement, notice, declaration and other document required to be filed with any Governmental Entity (including, without limitation, the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation and the SEC); and the Company has delivered or made available to the Buyer all records with respect to such Employee Plans as are required for their proper administration and proper continued reporting and disclosure; (ii) with respect to the ERISA Plans, timely complied with all applicable participant disclosure requirements of ERISA; and (iii) maintained in full force and effect any fidelity bond required under ERISA in connection with the ERISA Plans.

(h) Except for the group including the Company and any other members of its ERISA Group, neither the Company nor any such member is or ever has been a member of a controlled group of corporations, an unincorporated trade or business under common control, or a member of an affiliated service group (as such terms are defined in Sections 414(b), 414(c) and 414(m) of the Code), including any other entity.

(i) There are no “leased employees” (as defined in Section 414(n) of the Code) who performed services for the Company or any other member of ERISA Group within the past four years, nor are there any individuals who are anticipated to become leased employees of the Company or any other member of its ERISA Group with the passage of time. There are no individuals classified by the Company or any other member of its ERISA Group as independent contractors, or otherwise not treated as employees, who have been or are likely to be reclassified as common law employees of the Company or any other member of its ERISA Group by the IRS or any court of competent jurisdiction.

(j) Neither the Company nor any other member of its ERISA Group maintains any Employee Plan providing benefits to former employees or former directors, or their dependents or beneficiaries, other than (i) group life insurance or health benefit coverage mandated by applicable Legal Requirements, and (ii) any Qualified Plans providing retirement benefits to former employees. The Company and each other member of its ERISA Group has timely complied in all material respects with all of its continuation coverage obligations under ERISA Section 602, Code Section 4980B, applicable state insurance laws, and the federal Family and Medical Leave Act, with respect to any group life insurance and health benefit continuation coverage required to be provided by those of its ERISA Plans and any Flexible Benefit Plan that provide such benefits.

(k) With respect to the Employee Plans, there are no investigations, claims, actions, suits or proceedings pending or, to the Knowledge of the Company or the Seller, threatened against the Company or any other “fiduciaries” (as that term is defined in Section 3(21) of ERISA) of the Employee Plans, respecting their duties or obligations to any such plan, its assets, any trust thereunder or any participant or beneficiary thereof, except routine uncontested claims made in the ordinary course for benefits or compensation provided by such Employee Plans. There are also no pending claims by employees of the Company for benefits under applicable workers’ compensation or similar laws.

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(l) Neither the Company, any other member of its ERISA Group, nor any of their respective directors, governors, officers, employees or other “fiduciaries” (as that term is defined in Section 3(21) of ERISA) appointed by the Company for any of the ERISA Plans, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable Legal Requirement with respect to any of the ERISA Plans, that would subject the Company, any other member of its ERISA Group, the Buyer, the Buyer’s subsidiaries or any of their respective directors, governors, officers or employees or fiduciaries who would be entitled to be indemnified by the Company, to any liability under ERISA or any other applicable Legal Requirement.

(m) Within the past four years, there have been no corrections of operational or document errors, or events or facts giving rise to the need for any such correction, with respect to any Qualified Plan, including without limitation self-corrections not requiring agency approval, pursuant to the United States Department of Labor’s Voluntary Fiduciary Correction Program or the IRS’ Employee Plans Compliance Resolution System.

(n) On Schedule 5.12(n), the Company has also specifically identified each of the Employee Plans, and each employment agreement, plan or other arrangement for the benefit of employees, former employees, directors or independent contractors serving the Company or any of its Subsidiaries (“Service Providers”), that is treated as a nonqualified deferred compensation plan under Code Section 409A (a “Nonqualified Deferred Compensation Plan”), whether or not such plan may be exempt from Code Section 409A(a) because its benefits were no longer subject to forfeiture as of December 31, 2004. With respect to each Nonqualified Deferred Compensation Plan that is not exempt from Code Section 409A, the following are true: (i) for all periods after December 31, 2004, up to and including the Closing Date, such plan has operated in good faith compliance with the requirements of Code Section 409A and applicable guidance issued thereunder, such that no covered Service Provider is (or will be when the provider’s benefits are no longer subject to any substantial risk of forfeiture, as defined under Code Section 409A) subject to the penalty Tax imposed under Code Section 409A with respect to such benefits; and (ii) all plan amendments required by Code Section 409A as a condition of avoiding the imposition of such penalty Tax on covered Service Providers have been adopted within time limits permitted under Code Section 409A.

(o) Except as set forth in Schedule 5.12(o), the consummation of the transactions contemplated by this Agreement will not (i) cause any Service Provider to become entitled to any severance pay, unemployment compensation or other payment; (ii) accelerate the time of payment or vesting of any benefit payable to any Service Provider or (iii) increase the amount of compensation or benefits due to any Service Provider.

(p) With respect to each Employee Plan and any other Nonqualified Deferred Compensation Plan, except as set forth on Schedule 5.12(p), the Company and each other member of its ERISA Group has timely complied in all material respects with all of its obligations under, and each such plan conforms in form and operation in all material respects to,

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all applicable Legal Requirements, whether or not such compliance is required to obtain any intended favorable Tax treatment, including without limitation the Health Insurance Portability and Accountability Act of 1996, the Family and Medical Leave Act of 1993 and the Uniformed Services Employment and Reemployment Rights Act of 1994, as such acts have been amended.

(q) There are no limitations imposed on the ability of the Company to amend or terminate any Employee Plan, other than a limitation expressly imposed by law. Each Employee Plan that is sponsored by the Company exclusively for its employees may be terminated by the Company without liability of any kind to the Company, the Buyer, or any other Person, other than for benefits due and payable under the Employee Plan that accrued before such termination.

(r) No payment that is owed or may become due to any director, officer, employee or agent of the Company will be non-deductible to the Company or subject to Tax under Code Section 280G or Section 4999; nor will the Company be required to “gross up” or otherwise compensate any such person because of the imposition of any excise Tax on a payment to such person.

(s) None of the Employee Plans pays compensation that is or would be subject to Section 457A of the Code.

(t) Schedule 5.12(t)(1) lists the name, position, current base compensation and, for calendar year 2010, total compensation for each individual employed by the Company. Except for the employee(s) listed in Schedule 5.12(t)(2), no employee of the Company has communicated to the Company any intention to terminate such employee’s employment with the Company.

(u) The consummation of the transactions contemplated hereby will not result in or require the payment of any amounts or benefits to, or the vesting or acceleration of any amount of benefit to, any director, officer, employee, contractor, agent or representative of the Company, except as otherwise provided under this Agreement.

5.13	Intellectual Property.

(a) (i) “Intellectual Property” means any and all of the following in any jurisdiction throughout the world, and all corresponding rights, presently or hereafter existing, whether arising by operation of law, contract, license or otherwise: (A) all inventions (whether or not patentable or reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith; (B) all trademarks and service marks (including common law marks), trade names, trade dress, logos, slogans, business names, corporate names, Internet domain names, and all other indicia of origin, including all goodwill associated with the foregoing, together with all applications, registrations, and renewals in connection therewith; (C) all works of authorship (whether or not copyrightable), copyrights, database rights and moral rights, and all registrations and

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applications to register or renew the registration of any of the foregoing; (D) all trade secrets, know-how (including inventions, designs, processes, computer programs and technical data), technologies, processes, techniques, protocols, methods, algorithms, layouts, drawings, plans, specifications, methodologies, ideas, research and development, and confidential information (including technical data, customer lists, pricing and cost information, and business and marketing plans and proposals); (E) all software (including source code, executable code, systems, tools, data, databases, firmware, and related documentation); (F) all other proprietary and intellectual property rights, including any applications or registrations for any of the foregoing; and (G) all copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium).

(ii) “Company Intellectual Property” means all Intellectual Property which is (A) owned by the Company; (B) licensed to the Company on an exclusive basis; (C) used by the Company and owned (in whole or in part) by the Seller or any of the Company’s personnel; or (D) included in the content of any product or service of the Company. The term “Company Intellectual Property” does not, however, include any Intellectual Property comprising patents that are set forth on Schedule 7.7.

(b) Except as set forth on Schedule 5.13(b), the Company owns or has a valid license to use all Company Intellectual Property necessary or otherwise used or held for use in the operation of the business of the Company or necessary for the ordinary course of business of the Company as presently conducted or presently planned to be conducted. Schedule 5.13(b) contains a complete and accurate list of all such Intellectual Property, including the owner of each item, the applicable application or registration number, and the applicable jurisdiction(s)/territory(ies) of each item.

(c) (i) The Company solely owns (and upon consummation of the transactions contemplated hereby will own), free and clear of all Liens, other than those Permitted Liens disclosed on Schedule 5.6, all right, title and interest in and to all Company Intellectual Property purported to be owned by it, and the Company’s ownership of the same have been properly recorded (including (A) within the time periods set forth in the applicable Legal Requirements that are required or recommended for achieving the maximum available benefit to the assignee and (B) for all registered copyrights, in the manner required to give constructive notice under 17 U.S.C. Section 205(c)) at the relevant patent, copyright, trademark, or other authority in all applicable jurisdictions);

(ii) all Company Intellectual Property is valid, subsisting and enforceable, except to the extent that invalidity, and associated lack of subsistence and enforceability, may result from the existence of prior art as to which neither the Seller nor the Company have Knowledge;

(iii) the Company has taken all reasonably prudent actions necessary to maintain and protect the Intellectual Property purported to be owned by it;

(iv) with respect to all Company Intellectual Property licensed from a third party to the Company, the Company has the right to use such Company Intellectual

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Property pursuant to a valid and enforceable written license as set forth on Schedule 5.10(a), and also has taken all reasonably prudent actions, within the constraints of the applicable license agreement, necessary to maintain and protect such Company Intellectual Property;

(v) all Company Intellectual Property consisting of pending applications for patents, trademark, service mark and copyright registrations are, to the Knowledge of the Seller and the Company, upon issuance will be in force, valid, subsisting and enforceable;

(vi) except as set forth on Schedule 5.13(c), there are no actions that must be taken within 150 days after the Closing Date, including the payment of any registration, maintenance, annuity, or renewal fees or the filing of any responses to government intellectual property office, in order to register, maintain or renew any of the Company Intellectual Property owned by or exclusively licensed to the Company;

(vii) neither the Seller nor the Company has any Knowledge of any limitations, defects or other circumstances or threats, pending or reasonably foreseeable, that could reasonably be expected to cause the invalidity, unenforceability or other loss of any Company Intellectual Property or other Intellectual Property owned by the Company;

(viii) the Company owns or has had the right to use (and upon consummation of the transactions contemplated hereby will own or have the right to use, as applicable), without any obligation or liability whatsoever to make any payments by way of royalties, fees or otherwise (other than pursuant to a license listed in Schedule 5.10(a)), all Company Intellectual Property and all other Intellectual Property used in the operation of the business of the Company or necessary for the ordinary course of business of the Company;

(ix) no claims or proceedings are pending or, to the Knowledge of the Seller and the Company, threatened, against the Company (A) alleging that the Company has infringed upon or otherwise violated, or caused or induced its customers to infringe upon or otherwise violate, any known right or claimed right of any Person under or with respect to any Intellectual Property of any other Person or (B) challenging the validity or enforceability of any Company Intellectual Property or other Intellectual Property owned by the Company;

(x) neither the Seller nor the Company has any Knowledge of any infringement or violation by third parties of the Company Intellectual Property or other Intellectual Property owned by the Company, and the Company has not made any claims or threats alleging any such infringement or violation by third parties;

(xi) the Company has not violated or infringed any Intellectual Property of others;

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(xii) the Company has not disclosed to any person not obligated to maintain the confidentiality thereof any material trade secret or other Intellectual Property the value of which is contingent upon confidentiality without securing an appropriate confidentiality agreement, and there have been no material violations of any such confidentiality obligations or any such agreements; and

(xiii) the Company has not entered into any covenant not to compete, trademark agreement, patent agreement or other contract limiting or purporting to limit the ability of the Company to transact business in any market or geographical area or with any Person.

(d) All past and present employees, independent contractors and consultants of the Company who have been involved in the creation of Intellectual Property which is used in connection with or the development of the Company’s products or services (including development of software) have at all times been subject to enforceable obligations (using a form of agreement provided by the Seller to the Buyer) to assign all such Intellectual Property to the Company without further consideration or any restrictions or obligations on the use or ownership of such Intellectual Property whatsoever, and such agreements are valid and enforceable in accordance with their terms.

(e) The computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems used or currently planned to be used by the Company (collectively, the “Company Systems”) in the conduct of its business are sufficient for the immediate and anticipated future needs of the Company, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. In the last 18 months, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company Systems that have caused or could reasonably be expected to result in the substantial disruption or interruption in or to the use of such Company Systems and/or the conduct of the Company’s business. The Company maintains commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, acts in compliance therewith and has taken commercially reasonable steps to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing in all material respects.

(f) The Company is not a party to any agreement or arrangement, or otherwise subject to any duty or obligation, which (in either case) (i) restricts the free use, license or disclosure by the Company of any source code relating to any of the Company’s software (“Company Software”), or (ii) except as to the non-core software identified in Schedule 5.13(f), requires the Company to (x) include any source code relating to any Company Software with any distribution or delivery (whether physical or on a hosted basis) of such software and/or (y) permit any licensee of any Company Software to modify any source code relating to any Company Software.

(g) None of the Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable

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of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(h) None of the Company Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) except as to the non-core software identified in Schedule 5.13(f), could or does require, or could or does condition the use or distribution of such Company Software on, the disclosure, licensing or distribution of any source code for any portion of such Company Software; or (ii) could or does otherwise impose any limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Software except for the obligation to include a copy of the licensor’s license terms with such distributed software as set forth in Schedule 5.13(h).

(i) (i) No source code for any Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company; (ii) the Company has no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person; and (iii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Software to any other Person.

(j) The source code for all Company Software contains clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions in the software industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Company Software.

(k) Except as set forth on Schedule 5.13(k), none of the Company Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (ii) fails to comply with any material provision of any applicable warranty or other contractual commitment relating to the use, functionality or performance of such software or any product or system containing or used in conjunction with such Company Software.

(l) The Company Software was developed exclusively at private expense, is comprised of “commercial computer software” and “commercial computer software documentation” as such terms are used in 48 C.F.R Section 12.212; and all U.S. Government licensees of the Company Software hold only those rights set forth in C.F.R. Section 12.212 and 48 C.F.R. Section 227.7202-1 through Section 227.7202-4.

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(m) The Company is, and for the last three years has been, in compliance with (i) all applicable data protection or privacy laws governing the collection, disclosure, transfer or use of personal information and (ii) any privacy policies or related policies, programs or other notices that concern the Company’s collection, disclosure, transfer or use of personal information. In the past three years, there have not been any incidents of data security breaches or complaints, notices to, or audits, proceedings or investigations conducted or claims asserted by any other person (including any Governmental Authority) regarding the collection, disclosure, transfer or use of personal information by any person in connection with the Company’s business or any violation of an applicable Legal Requirement, and to the Company’s Knowledge, there is no reasonable basis for the same and no such claim has been threatened or pending.

5.14	Labor Disputes.

There are no strikes, work stoppages, or slowdowns or labor disputes or claims of unfair labor practices pending or, to the Knowledge of the Seller and the Company, threatened against the Company. No employees of the Company are union employees or otherwise subject to any collective bargaining agreement or other union or association contract. No union or association organizing activities involving any employees of the Company are in progress or, to the Knowledge of the Seller and the Company, have been threatened since January 1, 2008.

5.15	Finders or Investment Bankers.

None of the Seller, the Company or any officers or directors of the Company or other Affiliates of the Company have employed any investment banker, consultant, financial adviser, broker or finder in connection with the transactions contemplated by this Agreement to whom the Buyer or Company could be liable for any fees or other obligations.

5.16	Insurance.

Schedule 5.16 sets forth a true, correct and complete list of all policies of insurance relating to the Company or its business that are currently in force. All required premiums have been paid with respect to such insurance policies, each such insurance policy is in full force and effect and the Company has not received any notice that any such insurance policy will be cancelled or terminated in whole or in part. True, correct and complete copies of all such insurance policies have been provided to the Buyer. The insurance required to be maintained by the Company under any Real Property Leases is so maintained.

5.17	Real Estate.

(a) The Company does not currently own, and has never owned, any real property.

(b) Schedule 5.17(b) sets forth a list of all leases, subleases, licenses and other agreements (collectively, the “Real Property Leases”) pursuant to which the Company uses, occupies, or has the right to use or occupy, now or in the future, any real property (the land, buildings and other improvements covered by the Real Property Leases being collectively called the “Leased Real Property”). Each Real Property Lease is valid, binding, in full force and effect, and enforceable in accordance with its terms (except as the enforceability thereof may be

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limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement creditors’ rights generally and by general principles of equity), all rent and other sums and charges payable by the Company as tenant thereunder are current and not delinquent, no notice of default or termination under any Real Property Lease is outstanding, neither the Company nor, to the Knowledge of the Seller and the Company, any other party to any Real Property Lease is in material breach of any provision thereof, no termination event or condition or uncured default on the part of the Company (or, to the Knowledge of Seller and the Company, any other party) exists under any Real Property Lease, and no event has occurred and no condition exists that constitutes or, with the giving of notice or the lapse of time or both, would constitute, such a default or termination event or condition. The Company has provided to the Buyer correct and complete copies of each of the Real Property Leases. The use and occupancy by the Company of the Leased Real Property is in compliance in all material respects with all applicable Legal Requirements, without reliance on any variance or other special limitation or conditional or special use permit.

(c) The Company has good title to the leasehold estate and other rights of the tenant in respect of the property affected by any Real Property Lease, free and clear of all Liens of any nature whatsoever except (i) Permitted Liens and (ii) Liens and other encumbrances on the fee title, the payment or performance of which are not the responsibility of the Company as tenant under the applicable Real Property Lease.

(d) All of the land, buildings, structures and other improvements used by the Company in the conduct of its business is included in the Leased Real Property. Except for the Real Property Leases, there are no leases, subleases or occupancy agreements in effect with respect to any of the Leased Real Property.

5.18	No Undisclosed Liabilities.

The Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Interim Balance Sheet or described in Schedule 5.18 and current liabilities incurred in the ordinary course of business since the date of the Interim Balance Sheet (none of which arise from or relate to any tort, breach of contract, breach of warranty or fiduciary duty, or violation of law).

5.19	Inventories.

The inventory of the Company is maintained at levels adequate for the continuation of the conduct of its businesses as presently being conducted. All inventory of the Company consists of items that are merchantable and salable, or usable, without discount, in the ordinary course of its business as currently conducted, except for obsolete or slow-moving items or materials below standard quality that have been written off or written down to net realizable value on the Interim Balance Sheet or on the records of the Company supplied to the Buyer. All such inventory is fit for the purpose for which it was procured or manufactured. The Company’s reserves for obsolete and slow-moving inventory are adequate.

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5.20	Accounts Receivable; Accounts Payable.

All accounts receivable of the Company are valid, genuine and subsisting, arose out of bona fide transactions in the ordinary course of business, and, to the Knowledge of the Company and the Seller, are collectible (net of the reserves shown on the Interim Balance Sheet). All of the prepaid expenses of the Company have been incurred in the ordinary course of business. No counterclaims, offsetting claims or defenses to collection of such receivables or to the receipt of the goods or services in respect of which such prepaid expenses have been incurred that are material to the current consolidated amount of such receivables or prepaid expenses are pending or, to the Knowledge of the Seller and the Company, threatened, and all asserted counterclaims or offsetting claims or defenses with respect to accounts receivable or prepaid expenses have been deducted or reserved against. The Company’s reserves for bad debts are adequate. Schedule 5.20(a) contains a complete and accurate list of all accounts receivable of the Company as of December 16, 2011, which list sets forth the aging of each such account receivable. Schedule 5.20(b) contains a complete and accurate list of all accounts payable of the Company as of December 16, 2011, which list set forth the aging of each such account payable.

5.21	Debt and Related Matters.

(a) In order to facilitate payment by the Buyer, attached to Schedule 5.21(a) is a payoff letter from Bridge Bank, N.A. setting forth the total amount owed by the Company, as of the date hereof, to Bridge Bank, N.A. under all outstanding credit facilities.

(b) Except as set forth on Schedule 5.21(b)(i), assuming that the Payoff Amounts are paid in the manner contemplated by Section 2.2(b), at the Effective Time the Company will have no:

(i) Debt;

(ii) without limiting the foregoing, obligations or liabilities with respect to subordinated notes payable to current or former shareholders, mortgage notes payable, notes payable to officers (and their family members) or related parties of the Company, equipment notes payable, or any accrued interest or prepayment penalties due from the payment of any of the foregoing items;

(iii) non-operating lease obligations (including obligations under any capital lease) or other non-operating liabilities; or

(iv) obligations or liabilities related to bonuses, sale bonus, stay bonus “change in control” payments or similar obligations to employees, officers, directors, agents or otherwise (regardless of when payable) (collectively, the “Change in Control Obligations”).

All Debt and Change in Control Obligations, if any, are set forth on Schedule 5.21(b)(i).

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5.22	Powers of Attorney.

Schedule 5.22 sets forth a complete and accurate list of all powers of attorney granted or entered into by the Company.

5.23	Affiliate Relationships.

Except as set forth on Schedule 5.23, since January 1, 2009, the Company has not licensed, leased or otherwise used any assets or properties owned by the Seller, any Affiliate of the Seller, any Related Person of the Seller or any Affiliate of the Company or received any services (other than as a full-time employee of the Company) or other benefits (including insurance coverage and participation in employee benefit plans sponsored or maintained by Affiliates of the Seller) from the Seller or any Related Person or Affiliate of the Seller or any Affiliate of the Company. Since January 1, 2009, neither the Seller nor any Related Person or Affiliate of the Seller or any Affiliate of the Company has done business with the Company, whether as a supplier, customer, sales representative or otherwise nor has the Company provided any services or the use of any assets or properties to the Seller (other than distributions to the Seller in its capacity as sole shareholder of the Company), any Related Person or Affiliate of the Seller or any Affiliate of the Company.

5.24	Condition and Sufficiency of Assets.

To the Knowledge of the Seller and the Company, the buildings and structures and other tangible properties owned or used by the Company are in good and usable condition, ordinary wear and tear excepted, and are reasonably sufficient for the purposes for which those assets have been used by the Company. The equipment, fixtures and other tangible personal property and other assets and properties of the Company (owned, licensed or leased and tangible, intangible or mixed) constitute all assets, properties and rights of any nature necessary and sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted before the Closing.

5.25	Disclosure.

No representation or warranty in this Agreement contains or will contain any untrue statement or omits or will omit to state a fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.

6.	REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as follows:

6.1	Corporate Organization.

The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of South Dakota. The Buyer has all requisite corporate power and authority to own and operate its properties and assets and to carry on the business of the Company. The Buyer is duly qualified to transact business and is in good standing in each jurisdiction where such qualification is required and in which failure to so qualify would have a material adverse effect on the Buyer. All issued and outstanding shares of Buyer capital stock is owned of record and beneficially owned by Raven Industries, Inc., a South Dakota corporation.

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6.2	Authority; Non-Contravention.

(a) The Buyer has the corporate power and authority required to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a legal, valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement creditors’ rights generally and by general principles of equity.

(b) The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby do not and will not (except as would not, individually or in the aggregate, materially impair the ability of the Buyer to consummate the transactions contemplated by this Agreement): (i) require the Buyer to obtain or make any Consents, Filings, or Notices of or with any Person; (ii) violate any Legal Requirement or Order applicable to the Buyer; or (iii) violate any provision of the organizational documents of the Buyer.

6.3	Investment Intent.

The Buyer is purchasing the Shares for its own account for investment and not with a view to, or for sale in connection with, any public distribution of any of the Shares. The Buyer acknowledges that the sale of the Shares has not been registered under the Securities Act of 1933 or any applicable state securities laws and that the Shares may only be sold or otherwise disposed of under an effective registration statement under the Securities Act of 1933 or under an exemption therefrom.

6.4	Pending Actions.

There is no pending or, to the Knowledge of the Buyer, threatened Legal Proceeding against the Buyer to restrain or prevent the carrying out of the transactions contemplated by this Agreement or that would be reasonably likely to materially impair the ability of the Buyer to perform its obligations under this Agreement.

6.5	Finders or Investment Bankers.

None of the Buyer or any of its officers, directors or Affiliates has employed any investment banker, consultant, financial adviser, broker, or finder in connection with the transactions contemplated by this Agreement to whom the Seller could be liable for any fees or other obligations.

6.6	Financing.

The Buyer has unrestricted access to sufficient funds to consummate the transactions contemplated by this Agreement.

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7.	COVENANTS

7.1	Access to Records.

For a period of five years from and after the Closing Date, the Buyer shall give the Seller reasonable access during normal business hours upon reasonable prior notice to the books and records and other financial data delivered to the Buyer hereunder or in the possession of the Company, in each case for periods before Closing and as may be necessary for the preparation of Tax returns and other legitimate financial or Tax purposes with respect to the Seller. If requested by the Buyer, the Seller agrees to execute a customary confidentiality agreement regarding all such books and records so accessed.

7.2	Confidentiality.

The Seller will keep confidential and cause its Affiliates to keep confidential all non-public information of the Company (including information to which the Seller is given access pursuant to Section 7.1) and will not use, and will cause its Affiliates not to use, any such non-public information for any purpose at any time, in each case except to the extent disclosure of such information by the Seller is required by law (in which case the Seller will give the Buyer a reasonable opportunity to challenge such required disclosure before such disclosure is made).

7.3	Confidentiality Agreements.

The Seller agrees that promptly following the execution of this Agreement, it shall request each Person that has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring the Company to return or destroy all confidential information heretofore furnished to such Person by or on the Company’s behalf. Further, to the extent that the Seller or any of its Affiliates (other than the Company) are parties to or the beneficiaries of such confidentiality agreements, the Seller shall, prior to the Effective Time, assign or cause to be assigned to the Company all of its and its Affiliates’ respective rights (but none of their obligations, if any) thereunder.

7.4	Further Assurances.

If after Closing any further action is necessary, proper or desirable to carry out any purpose of this Agreement, then each Party will take such further action (including the execution and delivery of further documents) as the other Party or Parties reasonably request to carry out such purpose. The foregoing will be at the expense of such requesting Party, except to the extent such requesting Party is entitled to indemnification therefor or to the extent this Agreement otherwise allocates such expense to such other Party or Parties.

7.5	Publicity.

Except as set forth in this Section 7.5, no public release or announcement regarding this Agreement or the transactions contemplated herein will be made without the prior written approval thereof of each Party (which will not be unreasonably withheld). Nothing in this Section 7.5 will prevent any of the following at any time:

(a) a Party furnishing any information to any Governmental Entity to the extent required under any applicable Legal Requirement or making any disclosure to the extent required under any applicable Legal Requirement or under the rules and regulations of any national securities exchange or NASDAQ (to the extent such Party or any of its Affiliates has any of its securities traded or listed thereon); or

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(b) the Buyer communicating to its direct or indirect shareholders, members or partners (as applicable).

7.6	Bonus Payments to Eligible Employees.

(a) On or prior to April 30 of years 2013 through 2019, the Buyer will fund a cash bonus pool in an aggregate amount equal to the amount of any Earn-Out Payment payable to Seller pursuant to Section 2.2 with respect to the prior complete fiscal year (for each year, the “Bonus Pool”), subject to Section 2.3. Eligible Employees (as defined below) will be able to receive cash payments (“Bonus Payments”) from the Bonus Pool. Bonus Payments will be initially reserved, allocated and subsequently paid, as set forth in paragraphs (d) and (e) below, respectively, but net of (i) required or employee-elected payroll withholdings, (ii) the Company’s matching FICA/OASDI/Medicare contributions/payments, (iii) any additional retirement fund obligations incurred by Company as a result of such Bonus Payments and (iv) any elections by Eligible Employees to receive part of a Bonus Payment as a retirement fund contribution.

(b) For purposes hereof, “Eligible Employees” means (i) those employees who are employed by the Company as of the Closing Date (all of whom are listed on Schedule 7.6 attached hereto) and who have executed the Company’s form of Employment, Confidential Information, Invention Assignment and Limited Non-Solicitation Agreement in substantially the form attached as Exhibit 7.6(b) hereto with such revisions as mutually agreed between the Company and the applicable Eligible Employee (the “Current Eligible Employees”), and (ii) those employees, officers and consultants or other service providers who are not employed or engaged by the Company as of the Closing Date but who are employed or engaged by the Company after the Closing Date (the “Future Eligible Employees”) and remain so employed or engaged as of January 31 of any applicable fiscal year; provided, however, that:

(i) a person who is otherwise a Current Eligible Employee listed on Schedule 7.6 (other than a Management Employee) shall cease to be a Current Eligible Employee immediately upon either his or her (A) involuntary termination of employment with the Company for Cause, as defined below, or (B) voluntary termination of employment with the Company;

(ii) a Management Employee shall cease to be a Current Eligible Employee immediately upon either his (A) involuntary termination of employment with the Company for Cause, as defined below, or (B) voluntary termination of employment with the Company under circumstances that would give the Company the right to terminate such person for Cause; and

(iii) a person who is otherwise a Current Eligible Employee listed on Schedule 7.6 shall not cease to be a Current Eligible Employee if that person (A) is terminated involuntarily and without Cause, (B) is terminated due to a disability, or (C) dies.

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A person who ceases to be an Eligible Employee during a particular fiscal year of the Company shall not be entitled to any allocations or payments of Bonus Payments for that year.

(c) For purposes of paragraph (b) above, “Cause” shall mean:

(i) in the case of all Current Eligible Employees other than the Management Employees: (A) committing any act of dishonesty respecting the Company, (B) committing an act constituting a breach of fiduciary duty, gross negligence, (C) repeated and unexcused absences from work (as determined by the Company in its reasonable discretion), (D) committing an act constituting a misdemeanor and involving moral turpitude, (E) committing an act constituting a felony that could be detrimental to the Company (as determined by the Company in its reasonable discretion), (F) the use of drugs or alcohol in a manner that could jeopardize the Company, its business or its reputation (as determined by the Company in its reasonable discretion), (G) the continued failure to satisfactorily perform his or her material duties and responsibilities (as determined by the Company in its reasonable discretion) after notice and opportunity to cure, or (H) engaging in any conduct that is or could be materially detrimental to the Company, its business or its reputation, including a violation of the Company’s written policies (as determined by the Company in its reasonable discretion); or

(ii) in the case of the Management Employees: (A) committing any material act of dishonesty respecting the Company, (B) committing an act constituting a material breach of fiduciary duty, gross negligence, (D) committing an act constituting a felony that could be detrimental to the Company (as determined by the Company in its reasonable discretion), or (E) the use of drugs or alcohol in a manner that could materially jeopardize the Company, its business or its reputation (as reasonably determined by the Company); or

(d) An amount equal to 85% of the Bonus Pool shall initially be reserved for Current Eligible Employees (the “Current Eligible Employee Bonus Portion”) and allocated among them in accordance with the percentages set forth on Schedule 7.6. The remaining 15% of the Bonus Pool shall initially be reserved for bonus payments to be allocated among Eligible Employees in amounts determined in the discretion of the Company (the “Discretionary Bonus Portion”). Notwithstanding the foregoing, if an employee listed on Schedule 7.6 is no longer a “Current Eligible Employee,” then 50% of that part of the Current Eligible Employee Bonus Portion that would have been allocated to such former employee shall instead be re-allocated to the Discretionary Bonus Portion and 50% re-allocated to the Current Eligible Employee Bonus Portion. For clarity, Bonus Payments may be made to Future Eligible Employees only through distributions made from the Discretionary Bonus Portion.

(e) Within 30 days of the funding of the Bonus Pool in accordance with paragraph (a) above, the Company will make distributions of Bonus Payments, in cash (subject to any required withholdings), to Eligible Employees in conformity with the allocations described above.

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7.7	Distribution Prior to Closing.

Immediately prior to the Closing, the Seller shall cause the Company to transfer ownership out of the Company and to the Seller, of all of the assets listed on Schedule 7.7 hereto.

7.8	Conduct of Business.

From the date of this Agreement until the Closing, except as otherwise provided herein or otherwise consented to by the Buyer in writing, the Seller agrees to cause the Company to observe each term set forth in this Section and agrees that:

(a) The business of the Company shall be conducted only in, and neither Seller nor the Company shall take any action with respect to such business except in, the ordinary course of business, and in accordance in all material respects with all Legal Requirements and the Company’s past custom and practice;

(b) The Company shall not, directly or indirectly, do or permit to occur any of the following (except with the prior written consent of the Buyer, which consent shall not be unreasonably withheld): (i) issue or sell any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its capital stock; (ii) except as set forth in Section 7.7, sell, pledge, dispose of or encumber any of its assets except in the ordinary course of business; (iii) amend or propose to amend its articles of incorporation or bylaws; (iv) split, combine or reclassify any outstanding shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise, except as set forth in Section 7.7; (v) redeem, purchase or acquire or offer to acquire any shares or other securities of the Company; (vi) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (vii) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice; (viii) increase the compensation, bonuses, or benefits payable or to become payable to any directors, officers, employees, distributors, agents or representatives, except as required under any existing employment agreement or as set forth on Schedule 7.8(b)(viii), (ix) enter into any agreement or arrangement with any Affiliate, (x) incurred capital expenditures during 2011 aggregating in excess of $440,000; or (xi) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this paragraph (b), or take any action or fail to take any action that would result in a material breach of the representation set forth in Section 5.9;

(c) The Company shall not, directly or indirectly, enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary or benefits increases, severance or termination pay to, any officers, directors, employees or consultants except in the ordinary course of business consistent with past practice or as set forth on Schedule 7.8(b)(viii);

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(d) The Company shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employee(s) or director(s);

(e) The Company and the Seller shall (i) use their commercially reasonable best efforts to preserve intact the Company’s business organization and goodwill, keep available the services of the Company’s officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with the Company consistent with past practices; (ii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Closing; and (iii) notify the Buyer of any emergency, extraordinary or other change in the normal course of the Company’s business or of any governmental or third-party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the business, operations or financial condition of the Company or to the ability of the Company or Seller to consummate the transactions contemplated by this Agreement; and

(f) The Company shall not perform any act referenced by (or omit to perform any act which omission is referenced by) the terms of Section 5.9.

7.9	Guarantee.

The obligations of the Buyer to tender the Purchase Price and Bonus Payments hereunder are hereby guaranteed by Raven Industries, Inc.

7.10	Indemnification Obligations.

During the period ending six years after the Effective Time, the Company will continue to fulfill its obligations to the present and former directors and officers of the Company (the “Indemnified D&Os”) pursuant to the terms of the Company’s articles of incorporation and bylaws, and any indemnification or other agreements as in effect on the date hereof (all of which are identified on Schedule 7.10); provided, however, that the Buyer agrees not to amend or alter such articles of incorporation or bylaws of the Company in a manner that would adversely affect the indemnification obligations of the Company thereunder. If the Company is dissolved prior to the expiration of such six-year period, the Buyer will assume the indemnification agreements.

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7.11	Additional Covenants; Commission of Resources.

(a) After the Closing, neither the Company, the Buyer or their respective Affiliates will enter into any agreement respecting (i) the sale of all or substantially all of the assets of the Company, whether in one transaction or in a series of related transactions, (ii) the sale of stock in the Company the voting power of which stock represents a majority of voting power of all capital stock in the Company, or (iii) any merger or exchange transaction in which the Company is not the surviving corporation, without conditioning such transaction on the assumption by the purchasing or surviving entity, as the case may be, of all of the obligations hereunder of the Buyer to make the Earn-Out Payments and the Bonus Payments.

(b) The Buyer agrees that: (i) during the fiscal year ended January 31, 2013, the Buyer will commit at least $1,000,000 in capital, in the aggregate, to the combination of research and development, capital expenditures, personnel expenditures, and any expenditures reasonably intended to further the offer and sale of Company products worldwide; (ii) during the fiscal years ended January 31, 2014 and 2015, the Buyer will cause the Company to reinvest at least three percent of the Total Gross Revenue of the Company received during the preceding fiscal year (i.e., three percent of Total Gross Revenue received during the fiscal year ended January 31, 2013 will be spent during the fiscal year ended January 31, 2014, etc.), in the aggregate, to the combination of research and development, capital expenditures, personnel expenditures, and any expenditures reasonably intended to further the offer and sale of Company products worldwide. For purposes of this Agreement, “Total Gross Revenue” shall mean the sum of all Radar System Revenue, Software Revenue, Services Revenue, and Delivery Systems and Payloads Revenue.

7.12	Employee Matters.

(a) Immediately following the Closing Date and through the end of 2012, the Buyer shall provide (or cause the Company to provide) Company employees who remain employed by the Company or who become employees of the Buyer or its affiliate (“Continuing Employees”) with employee benefits that are no less favorable, in the aggregate, than those employee benefits that had been provided to the Continuing Employees prior to the Closing Date. Each Continuing Employee will continue to participate in the Employee Plans following the Effective Time unless and until Buyer and Seller agree to have some or all of the Continuing Employees participate in one of more of Buyer’s benefit plans.

(b) The Buyer shall take (or cause the Company to take) such commercially reasonable actions as are necessary to provide the Continuing Employees with credit for service with the Company and other members of its ERISA Group for purposes of vesting, eligibility, participation and level of benefits (but not benefit accruals) under all employee benefit plans and arrangements of the Buyer or an affiliate thereof in which such Continuing Employee participates on or after the Closing Date in the same manner as if such service had been service for the Buyer or its affiliate; provided, however, that no such credit shall be required to the extent that such credit would result in a duplication of benefits for the same period of service.

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(c) Subject to the requirements and limitations of applicable Legal Requirements and benefit plans, the Buyer shall take (or cause the Company to take) such actions as are necessary to cause the group health plan maintained by the Buyer or an affiliate thereof, and applicable insurance carriers, third-party administrators and any other third parties, to the extent such group health plan is made available to Continuing Employees, to waive any evidence of insurability requirements, waiting periods, and any limitations as to preexisting medical conditions under the group health plan applicable to Continuing Employees and their spouses and eligible dependents (but only to the extent that such evidence of insurability requirement, waiting periods and preexisting condition limitations did not apply or were satisfied under the group health plan maintained by the Company or other member of its ERISA Group prior to the Closing).

7.13	Certain Consents.

From the date of this Agreement until the Closing Date, each of the Seller and the Company shall use its commercially reasonable efforts to obtain consents of the following parties for performance of this Agreement and the transactions contemplated hereby: (i) Science Applications International Corporation, pursuant to that certain Government Teaming Agreement by and between the Company and Science Applications International Corporation dated October 17, 2011; (ii) Telephonics Corporation, pursuant to that certain Strategic Sales and Business Relationship Agreement by and between the Company and Telephonics Corporation dated March 11, 2009 and (iii) Pleasant Valley Business Solutions LLC, pursuant to that certain software and services agreement dated November 27, 2011

8.	CONDITIONS PRECEDENT TO CLOSING

8.1	Conditions Precedent to Buyer’s Obligation.

The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions prior to or at the Closing, unless specifically waived in writing by the Buyer in advance:

(a) (i) The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty made as of a specified date (other than the date hereof) need only be true as of such date; (ii) the Company and Seller shall have duly performed and complied in all material respects with all covenants and agreements and satisfied all conditions required by this Agreement to be performed, complied with or satisfied by the Company and the Seller prior to or at the Closing; and (iii) the Seller shall deliver to the Buyer a certificate of an officer of Seller certifying to the satisfaction of the conditions specified in clauses (i) and (ii) above.

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(b) Certain key employees of the Company, as determined by the Buyer (the “Key Vista Employees”) shall have entered into employment agreements with the Buyer (or with the Company, in a form acceptable to the Buyer).

8.2	Conditions Precedent to Seller’s Obligation.

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions prior to or at the Closing, unless specifically waived in writing by Seller in advance:

(a) (i) The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty made as of a specified date (other than the date hereof) need only be true as of such date; (ii) the Buyer shall have duly performed and complied in all material respects with all covenants, agreements and satisfied all conditions required by this Agreement to be performed and complied with or satisfied by it prior to or at the Closing; and (iii) the Buyer shall deliver to the Seller a certificate of an officer of Buyer certifying to the satisfaction of the conditions specified in clauses (i) and (ii) above.

(b) The Key Vista Employees shall have entered into employment agreements with the Company.

9.	INDEMNIFICATION

9.1	Survival of Representations and Warranties.

The representations and warranties of the Parties contained in this Agreement (other than those contained in Article 10, the survival period for which is set forth in Section 10.1) shall survive for 18 months following the Closing Date (except for (a) representations and warranties contained in Sections 4.1, 4.2, 5.1(a), 5.2, 5.12, 5.15, 5.21, 6.1, 6.2(a) and 6.5 (the “Special Representations”), which shall survive until the applicable statute of limitations, (b) representations and warranties contained in Section 5.13, only to the extent of any claim by the U.S. Government or a U.S. Government prime contractor to the effect that the Company is restricted in its exploitation of its Intellectual Property as a consequence of (i) funding provided to the Company by the U.S. Government, or (ii) procurement of the Company’s products and services under Company contracts with the U.S. Government or the U.S. Government prime contractor asserting the claim, which shall survive for 36 months following the Closing Date, and (c) for claims based on fraud, which shall survive indefinitely). The expiration of the survival period of any representations and warranties provided herein shall not affect the rights of a Party in respect of any claim made by such Party in a writing given to the indemnifying Party or Parties before such expiration of such survival period. All covenants and agreements (other than representations and warranties) herein will survive the Closing and will continue in full force and effect thereafter, subject to any limitations stated by their respective terms.

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9.2	Indemnity.

(a) The Seller shall indemnify and hold harmless the Buyer and its Affiliates (including the Company) and their respective officers, directors, governors, managers, shareholders, partners, members and employees (collectively, the “Buyer Indemnified Persons”) from and against any and all losses (including diminution in value), debts, liabilities, damages, obligations, claims, actions, suits, fines, demands, judgments and settlements, whether asserted by third parties or incurred or sustained in the absence of third-party claims, including all costs and expenses, interest, penalties, and reasonable attorneys’ fees, and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Damages”), incurred in connection with, resulting from, or arising out of (i) misrepresentation or breach of any representation or warranty made by the Seller in Articles 4 or 5 (other than representations and warranties contained in Article 10, indemnification relating to which is the subject of Section 10.6(a) below), (ii) breach or nonperformance of any covenant or agreement to be performed by the Seller pursuant to this Agreement, and (iii) all actions, suits, claims, proceedings, investigations, audits, examinations, demands, assessments, fines, judgments, settlements, interest, penalties, costs, remedial actions and other expenses (collectively, “Actions”) pertaining to or arising out of any of the foregoing in this Section 9.2(a).

(b) The Buyer shall indemnify and hold harmless the Seller from and against and any all Damages incurred in connection with, resulting from, or arising out of (i) misrepresentation or breach of any representation or warranty made by the Buyer Article 6, (ii) breach or nonperformance of any covenant or agreement to be performed by the Buyer pursuant hereto and (iii) all Actions pertaining to or arising out of any of the foregoing in this Section 9.2(b).

(c) For the purpose of determining any Damages (and not for determining whether or not any breaches or representations have occurred) hereunder, the representations and warranties of the Parties shall not be deemed qualified by any references to materiality or to Material Adverse Effect.

9.3	Limitations on Indemnity.

(a) A Party shall be entitled to indemnification under Section 9.2(a) or Section 9.2(b), as the case may be, with respect to Damages only when and to the extent the aggregate amount of Damages for which the indemnifying Party is responsible under such Section exceeds $90,000 (the “Threshold”), in which event, such indemnifying Party shall be responsible for the aggregate amount of Damages, regardless of the Threshold; provided, that the Threshold shall not apply to indemnification claims for breaches of the Special Representations or to claims arising from fraud.

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(b) The maximum aggregate indemnification obligations of each of the Seller and of the Buyer with respect to this Agreement and the transactions contemplated hereby shall be $1,200,000, plus ten percent of any Benchmark Payments or Earn-Out Payments actually paid to the Seller; provided, however, that the foregoing limitation shall not apply to (i) indemnification claims for breaches of Section 5.13 only to the extent of any claim by the U.S. Government or a U.S. Government prime contractor to the effect that the Company is restricted in its exploitation of its Intellectual Property as a consequence of (A) funding provided to the Company by the U.S. Government, or (B) procurement of the Company’s products and services under Company contracts with the U.S. Government or the U.S. Government prime contractor asserting the claim, for which the maximum aggregate indemnification obligations of the Seller shall be $6,000,000, plus $3,000,000 of any Earn-Out Payments actually paid to the Seller, (ii) indemnification claims for breaches of the Special Representations, (iii) claims arising from fraud or (iv) indemnification claims arising under Article 10.

9.4	Notice of Claims and Procedures.

(a) A Party entitled to indemnification hereunder (the “Claiming Party”) will give the Party obligated to provide such indemnification (the “Indemnifying Party”) prompt notice of any claim of a third party (a “Third Party Claim”) as to which the Claiming Party has the right to demand indemnification hereunder (the “Initial Claim Notice”). Thereafter, the Claiming Party will give the Indemnifying Party, promptly after the Claiming Party’s receipt thereof, copies of all documents (including court papers) received by the Claiming Party relating to the Third Party Claim. The failure to promptly give such notice or to promptly deliver such copies will not relieve the Indemnifying Party of any liability hereunder, except if (i) the Indemnifying Party was prejudiced thereby, but then only to the extent of such prejudice, (ii) such notice is not given prior to the 18- or 36-month anniversary of the Closing Date, as applicable, other than with respect to the Special Representations or those representations contained in Section 10.2, or (iii) such notice is not given prior to the expiration of the applicable statute of limitations with respect to the Special Representations or those representations contained in Section 10.2.

(b) Without limiting this Section 9.4, a Claiming Party will give prompt notice to an Indemnifying Party of each claim for indemnification hereunder that does not involve a Third Party Claim for which such Claiming Party proposes to demand indemnification (whether or not involving a third party), specifying the amount and nature of such claim (to the extent known) and the relevant sections under this Agreement pursuant to which such claim arises. The failure to promptly give such notice will not relieve the Indemnifying Party of any liability hereunder, except if (i) the Indemnifying Party was prejudiced thereby, but then only to the extent of such prejudice, (ii) such notice is not given prior to the 18- or 36-month anniversary of the Closing Date, as applicable, other than with respect to the Special Representations or those representations contained in Section 10.2, or (iii) such notice is not given prior to the expiration of the applicable statute of limitations with respect to the Special Representations or those representations contained in Section 10.2.

(c) This Section 9.4(c) relates to Third Party Claims.

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(i) Promptly after receiving an Initial Claim Notice under Section 9.4(a), the Indemnifying Party may conduct the Defense of such Third Party Claim at its own expense and may settle such Third Party Claim, but will not, without the written consent of the Claiming Party (which shall not be unreasonably withheld), agree to (A) any injunctive relief affecting the Claiming Party (or, as applicable, any Buyer Indemnified Persons) or (B) any settlement that would materially and adversely affect the business or operations of the Claiming Party (or, as applicable, any of Buyer Indemnified Persons). If the Indemnifying Party assumes such Defense, the Claiming Party will not admit liability with respect to, or settle, compromise or discharge such Third Party Claim without the Indemnifying Party’s prior written consent (which consent will not be unreasonably withheld). “Defense” means legal defense (which may include related counterclaims) reasonably conducted by reputable legal counsel of good standing selected with the written consent of the Claiming Party (which consent will not be unreasonably withheld).

(ii) If the Indemnifying Party assumes such Defense, then the Claiming Party will have the right to engage its own legal counsel and other professional advisers in connection with such Defense and Third Party Claim, at the Claiming Party’s expense. The Indemnifying Party will keep the Claiming Party reasonably informed of all matters material to such Defense and Third Party Claim at all stages thereof.

(iii) If the Indemnifying Party does not commence a Defense within 20 days following receipt of such Initial Claim Notice (or the shorter period, if any, during which a Defense must be commenced for the preservation of rights), the Claiming Party may, at its option, defend such Third Party Claim at the reasonable expense of the Indemnifying Party, but may not admit liability with respect to, or settle, compromise or discharge such Third Party Claim without the Indemnifying Party’s prior written consent (which consent will not be unreasonably withheld).

(iv) Each Party will promptly make available to the other Party (and its legal counsel and other professional advisers with a reasonable need to know) all books and records of such Person relating to the Defense of such Third Party Claim, subject to reasonable confidentiality precautions. Each Party will render to the other Party such assistance as such other Party may reasonably request to ensure the proper and adequate Defense of such Third Party Claim.

9.5	Exclusive Remedy.

Notwithstanding any other term herein, the sole and exclusive remedies of the Parties under, relating to or arising in connection with this Agreement and the transactions contemplated herein will be limited to those contained in this Article 9 and in Article 10 and Section 12.10 hereof, except for remedies asserted and disputes arising under Section 2.3.

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10.	TAX MATTERS

10.1	General Effect and Special Tax Definitions.

This Article 10 is intended to incorporate the agreement of the Parties with respect to liability for Taxes, and nothing contained elsewhere in this Agreement shall be construed to limit in any way the right of the Parties to reimbursements or indemnity payments for Taxes as provided in this Article 10. The representations and warranties of the Seller contained in Section 10.2 of this Agreement shall survive the Closing until the expiration of the applicable statute of limitations for the Tax in question (giving effect to any waiver or extension thereof). The expiration of the survival period of such representations and warranties shall not affect the rights of the Buyer in respect of any claim made by the Buyer in a writing given to the Seller before such expiration of the survival period.

For purposes of this Agreement, the following Tax-related terms shall be defined as follows: (a) “Affiliated Group” shall means any affiliated group within the meaning of Section 1504(a) of the Code; or any affiliated, consolidated, combined or unitary group under any similar provision of state, local or non-U.S. Tax law; (b) “Tax Returns” (and with corresponding meaning “Tax Return”) shall include all returns, claims for refund, declarations, reports, estimates, elections and information returns and statements (including any attached schedules and any amendments thereto) required to be filed or sent by or relating to the Company and relating to any Taxes with respect to any income, properties or operations of the Company; (c) “IRS” shall mean the United States Internal Revenue Service; and (d) “Tax Authority” shall mean the IRS and any other federal, state, local or foreign Governmental Entity responsible for the administration of any Tax.

10.2	Tax Representations.

The Seller represents and warrants to the Buyer as follows:

(a) The Company has timely filed (or has had timely filed on its behalf) and will, before the Closing, timely file (or have timely filed on its behalf), all Tax Returns required to be filed by the Company before the Effective Time (collectively, the “Past Tax Returns”).

(b) Such Past Tax Returns, as of the time of filing, and as they may have been subsequently amended by the Company or the applicable Affiliated Group, or finally modified as a result of a subsequent audit or examination by a Tax Authority, in either case before the Closing Date:

(i) are true, correct and complete and comply with all applicable Legal Requirements (and, as to any Past Tax Returns not filed as of the date hereof, will be true, correct and complete and will so comply);

(ii) shall, in each case, have been prepared and filed in a manner consistent in all material respects (including elections and accounting methods and conventions) with the Past Tax Return then most recently filed in the relevant jurisdiction, except to the extent otherwise required by any applicable Legal Requirement; and, with respect to the Past Tax Returns filed after the date hereof, shall not, without the prior written approval of the Buyer, have reflected any new

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elections or the adoption of any new Tax accounting methods or conventions or similar items, except to the extent such particular preparation, reflection or adoption is required to comply with any applicable Legal Requirement; and

(iii) with respect to Tax Returns for Taxable periods ending after December 31, 2004, have not been amended by the Company.

(c) The Company has (i) timely paid (or has had timely paid on its behalf) all Taxes due and payable under applicable Legal Requirements, whether or not such Taxes are shown on any Past Tax Returns; and shall timely pay (or have timely paid on its behalf) all Taxes so required to be paid by it through the Closing Date; and (ii) complied with all applicable Legal Requirements relating to the withholding of Taxes and the payment thereof.

(d) The Company has established a reserve (in accordance with generally accepted principles) on the Interim Balance Sheet for any Taxes payable by the Company that relate to past periods, but are not yet due; and will establish such a reserve before the Closing Date that is adequate to cover all other Taxes payable by the Company for any Taxable periods that end on or before the Closing Date for which no Tax Returns have yet been filed and for any Taxable periods that begin before the Closing and end after the Closing, to the extent such Taxes are attributable to the portion of any such Taxable period ending at the Closing; and the charges, accruals and reserves for Taxes reflected on the Interim Balance Sheet are (and those to be included in such reserve as of the Closing Date will be) adequate to cover the Tax liabilities accruing or payable by the Company in respect of periods before the date hereof (and the Closing Date, as applicable). Since the date of the Interim Financial Statements, the Company has not incurred any liability for Taxes other than in the ordinary course of business.

(e) The Company is not delinquent in the payment of any Taxes, nor is it the beneficiary of any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(f) To the Knowledge of the Company or the Seller, no deficiency for any Taxes has been proposed, asserted or assessed against the Company for any Taxable period ending before the Effective Time, that has not been resolved and paid in full. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Tax Returns for Taxable periods ending after December 31, 2004, nor is any such Tax audit or other proceeding pending, nor has there been any notice to the Company by any Tax Authority regarding any such Tax, audit or other proceeding.

(g) Neither the Company nor any Affiliated Group of which it is or has been a member has waived any statute of limitations or otherwise agreed to any extension of the period for assessment or collection with respect to Taxes, which waiver or agreement is currently in force, nor is any request for any such waiver or agreement pending.

(h) The Company is not nor has been a party to or has any obligation under (i) any Tax allocation or sharing agreement with any corporation that, as of the Closing Date, is not a member of the federal income Tax Affiliated Group that includes the Company; or (ii) any cost sharing agreement with respect to the costs of developing intangible property within the meaning of Treasury Regulation Section 1.482-7A(d) or 1.482-7T(d), as applicable.

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(i) The Company is not nor has been subject to any liability under Treasury Regulation 1.1502-6 (or similar provisions of state, local or foreign Tax law) with respect to any Affiliated Group, except for the Affiliated Group of which the Seller is the common parent. The Company does not have any liability for the Taxes of another Person (i) as a transferee or successor, (ii) by contract, or (iii) otherwise. The Seller has filed a consolidated federal income Tax Return with, among others, the Company for the Taxable year immediately preceding the current Taxable year and is eligible to make an election pursuant to Section 338(h)(10) of the Code.

(j) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k) None of the Past Tax Returns for Taxable periods ending after December 31, 2004, of the Company or an Affiliated Group of which it is a member, with respect to federal income Taxes, has been examined and closed by the IRS.

(l) The Company has complied with all applicable Legal Requirements relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or in connection with any amounts paid or owing to any employee, independent contractor, creditor, or other third party or in connection with the issuance of Shares to Persons providing services to the Company); and timely and properly withheld from individual employee wages and paid over to the proper Tax Authorities all amounts required to be so withheld and paid over under all applicable Legal Requirements.

(m) There are no Liens for Taxes upon any assets of the Company, except statutory Liens for Taxes not yet due.

(n) No property of the Company is either (i) property that the Company is or will be required to treat as being owned by another person under the provisions of Section 168(f)(8) of the Code (as in effect before amendment by the Tax Reform Act of 1986), or (ii) “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(o) The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date; and neither the Company nor the Seller has any Knowledge that the IRS has proposed any such adjustment as a result of any:

(i) change in method of accounting for a Taxable period ending on or prior to the Closing Date,

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(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non U.S. income Tax law) executed on or prior to the Closing Date,

(iii) intercompany transaction or excess loss account described in the Income Tax Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law),

(iv) installment sale or open transaction disposition made on or prior to the Closing Date,

(v) prepaid amount received on or prior to the Closing Date, or

(vi) election under Section 108(i) of the Code.

(p) The Company has never been required to make any report required by Section 999 of the Code (concerning international boycotts).

(q) The Company is not and has not been a party to any “listed transaction,” as defined in section 1.6011-4(b)(2) or section 301.6111-2(b)(2) of the Treasury Regulations.

(r) There have been delivered to the Buyer true and complete copies of all Past Tax Returns for Taxable periods ending December 31, 2006, 2007, 2008, 2009 and 2010, with respect to Taxes based on net income (or with respect to consolidated or combined returns of an Affiliated Group of which the Company is or was a member, any Company records and work papers used in the preparation thereof); and any other Past Tax Returns requested by the Buyer that may be relevant to the Company or its business, assets or operations for any and all Taxable periods up through the period ending on December 31, 2010; and for any other Tax years that remain subject to audit or investigation by any Tax Authority.

(s) The Company is, and at all times has been, a corporation or association Taxable as a corporation for federal income Tax purposes.

(t) The Company has never made any election under Section 1362(a) of the Code.

(u) Each Affiliated Group of which the Company is a member has timely filed all income Tax Returns that it was required to file for each Taxable period during which the Company was a member of the group. All such Tax Returns were correct and complete (i) in all respects in so far as they relate to the Company and (ii) in all material respects in so far as they do not relate to the Company. All income Taxes owed by any such Affiliated Group (whether or not shown on any Tax Return) have been timely paid for each Taxable period during which the Company was a member of the group.

(v) To the Knowledge of the Company or the Seller, no deficiency for any Taxes has been proposed, asserted or assessed against any Affiliated Group for any Taxable

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period ending before the Effective Time and during which the Company was a member of the group, that has not been resolved and paid in full. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Tax Returns of any such Affiliated Group for Taxable periods ending after December 31, 2004, nor is any such Tax audit or other proceeding pending, nor has there been any notice to any such Affiliated Group by any Tax Authority regarding any such Tax audit or other proceeding.

10.3	Pre-Closing Date Tax Returns.

The Seller and the Company shall cause to be prepared and timely filed all Tax Returns required or permitted under applicable Legal Requirements to be filed by or with respect to the Company on or before the Closing Date (the “Pre-Closing Tax Returns”). The Pre-Closing Tax Returns shall be prepared, where relevant, in a manner consistent in all material respects with past practices, except as otherwise required by any applicable Legal Requirement. The Seller and the Company shall allow the Buyer and its authorized representatives an opportunity to review and comment on any Pre-Closing Tax Returns to be filed after the date hereof, for a reasonable period before the intended filing date. Before the Closing, neither the Company nor the Seller shall make any Tax elections, file any amended Tax Return or take any other discretionary positions with respect to Taxes affecting the Company, without prior consultation with and written consent of the Buyer, which shall not be unreasonably withheld, conditioned or delayed. The Company and the Seller shall cause to be timely paid all Taxes due under applicable Legal Requirements from the Company on or before the Closing Date, with respect to Pre-Closing Tax Returns or otherwise. Promptly upon filing of such Pre-Closing Tax Returns, the Company shall provide true and complete copies to the Buyer.

10.4	Post-Closing Date Tax Returns, Taxes and Settlements.

(a) Filing and Payment. The Buyer shall timely prepare and file (or cause to be so prepared and filed) all Tax returns required by law for all Taxes of the Company for Taxable periods ending after the Closing Date (“Post Closing Date Tax Returns”). The Buyer shall timely pay or cause to be paid all Taxes relating to Post Closing Date Tax Returns (“Post Closing Date Taxes”); provided, however, that the Seller shall pay and reimburse the Buyer within 15 days for all Post Closing Date Taxes attributable to (i) all periods ending on or before the Closing Date or (ii) in the case of any period beginning on or before the Closing Date and ending after the Closing Date, the portion of such period up to and including the Closing Date. With respect to Taxes based upon or measured by gross or net receipts or gross or net income, including Taxes in the nature of minimum taxes, tax preference items, and alternative minimum taxes, and Taxes on capital or net worth or capital stock (other than any Taxes that are in the nature of sales, use, property, Transfer, recording or similar Taxes) (collectively “Income Taxes”), such attributable portion shall be computed by using a closing-of-the-books method as if such taxable period ended on the Closing Date. With respect to all other Taxes, such attributable portion shall be an amount equal to the Tax for the entire period multiplied by a fraction the numerator of which is the number of days in the period for which such Taxes are paid ending on the Closing Date and the denominator of which is the number of days in the entire period.

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(b) Settlements. Neither the Buyer nor its duly appointed representatives shall, without the prior written consent of the Seller (which shall not be unreasonably withheld or delayed), enter into any settlement of any contest or otherwise compromise any issue or amend any Tax return that affects or may affect the Tax liability of the Seller or the Company for any period ending on or before the Closing Date or that would require indemnification by the Seller under Section 10.6; provided, however, that, without limiting the Seller’s obligation not to unreasonably withhold or delay consent, the Seller shall not refuse to consent to any such action if such refusal would permit any Lien to be granted or to continue upon any material property or asset of the Company or otherwise materially interfere with the reasonable operations of the Company or prevent it from conducting its business with any significant customer or in any jurisdiction.

(c) Future Taxable Periods. After the Closing, the Buyer shall be liable and responsible for any and all Taxes (and filing of related Tax Returns) of, due and payable by, or imposed with regard to the Company and its assets or operations for any and all Taxable periods (or the portion thereof) beginning after the Closing Date.

10.5	Other Tax Responsibilities, Cooperation and Tax Audits.

(a) Responsibility for Pre-Closing Taxable Periods. The Seller shall be responsible for handling all Tax matters related to the Company, including dealing with and resolving audit issues, for Taxable periods ending on or before the Closing Date; provided, however, that (i) the Seller shall notify the Buyer in writing within 30 days as to any examination by or disputes with Tax Authorities with respect to the Company that relate both to Taxable periods ending on or before the Closing Date and to Taxable periods ending thereafter; (ii) the Buyer’s representative shall be allowed to participate therein; (iii) the Seller shall indemnify the Buyer and its subsidiaries, including the Company, for any increase in Tax liability (whether such increase in Tax liability occurs before, contemporaneously with or in a year after the year in which the relevant activities occur) that results from the Seller’s activities under this Section 10.5(a); and (iv) the Buyer shall remit to the Seller any Tax benefit realized by the Buyer resulting from the Seller’s activities under this Section 10.5(a), but only at the time and to the extent such Tax benefit is actually realized.

(b) Responsibility for Taxable Periods ending After Closing Date. The Buyer shall have the right and responsibility to direct the handling of matters related to Taxes of the Company and its subsidiaries (if any) for Taxable periods ending after the Closing Date; provided, however, that (i) the Buyer shall notify Seller in writing within 30 days as to any examination by or dispute with a Tax Authority with respect to the Company that either involves any Taxable period that includes the Closing Date or relates both to Taxable periods ending on or prior to the Closing Date and to Taxable periods ending thereafter; (ii) Seller’s representative shall be allowed to participate therein; and (iii) the Buyer shall not settle, either administratively or after the commencement of litigation, any claim for Taxes that would give rise to a material indemnification obligation on the part of Seller under Section 10.6 unless either (x) the Buyer agrees in writing to release Seller from that specific indemnification obligation, or (y) the Buyer obtains Seller’s prior written consent, which written consent shall not be unreasonably withheld or delayed.

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(c) Cooperation. After the date hereof, the Buyer and the Seller shall, and shall cause their respective Affiliates to (i) cooperate in the preparation of all Tax returns and shall provide, or cause to be provided, to the requesting Party any records or other information reasonably requested by such Party in connection therewith as well as access to, and the cooperation of, the auditors of the Buyer and the Seller; (ii) cooperate in any audit or other examination by any Tax Authority, any judicial or administrative proceeding or dispute relating to liability for Taxes or any claim arising under this Article 10; and (iii) retain and provide to the other access to such records and other information as may be relevant to such Tax Return, audit, examination, proceeding or determination; provided, however, that a Party shall be entitled to be reimbursed by the other party for its related costs in complying with the provisions of this Section 10.5(c) with respect to Taxable periods for which the Taxes are to be borne by such other Party under this Section 10.5. The Seller, on the one hand, and the Buyer, on the other hand, shall give prompt notice to each other of any proposed adjustment to Taxes for periods ending on or before the Closing Date or that include the Closing Date. The Seller shall not permit any Lien to be created or to continue upon any material property or assets of the Company or otherwise act so as to interfere materially with the reasonable operations of the Company or prevent the Company from conducting its business with any significant customer or in any jurisdiction. A Party shall be reimbursed for reasonable out-of-pocket expenses incurred in taking any action requested by the other Party under this Section 10.5(c).

(d) Code Section 1445 Affidavit. The Seller shall deliver to the Buyer, on or before the Closing Date, an affidavit of an officer of the Seller, sworn to under penalty of perjury, setting forth the Seller’s name, address and federal Tax identification number and stating that Seller is not a “foreign person” within the meaning of Code Section 1445. If, on or before the Closing Date, the Buyer shall not have received such affidavit, or such other affidavit as shall exempt payment of the Closing Purchase Price from withholding under Code Section 1445, in either case in a form satisfactory to the Buyer, the Buyer may withhold from the Closing Purchase Price payable to Seller pursuant to this Agreement, such sums as are required to be withheld therefrom under Code Section 1445.

10.6	Tax Indemnification.

(a) The Seller shall indemnify the Buyer against all Taxes of the Company (except to the extent that the liability for such Taxes is properly reflected as a liability in the Interim Balance Sheet), and reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) and other Damages relating thereto: (i) with respect to all Taxable periods ending on or before the Closing Date, and including Taxes of another Person under Treasury Regulation Section 1.1502-6 (or similar provisions of state, local or foreign laws) and all Taxes resulting from the Section 338(h)(10) Election described in Section 10.8; (ii) with respect to any Taxable period beginning on or before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date and in the amount determined under Section 10.4; or (iii) arising from or relating to a breach of any representation, warranty, covenant or agreement of the Seller contained in this Article 10. The Seller shall pay

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such amounts within 30 days after receiving a written request from the Buyer containing a detailed statement of the reason for such payment. The Seller shall be entitled to all refunds of Taxes with respect to the Taxable periods or portions thereof described in clauses (i) and (ii) above.

(b) The Buyer shall indemnify the Seller against all Taxes of the Company, and reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) and other Damages relating thereto, (i) with respect to all Taxable periods beginning after the Closing Date or (ii) with respect to any Taxable period beginning on or before the Closing Date and ending after such date, but only with respect to the portion of such period beginning after the Closing Date and in the amount determined under Section 10.4. The Buyer shall pay such amounts within 30 days after receiving a written request from the Seller containing a detailed statement of the reason for such payment. The Buyer shall be entitled to all refunds of Taxes of the Company with respect to the periods or portions thereof described in clauses (i) and (ii) above.

10.7	Transfer Taxes.

The Seller shall pay all sales, use, value-added, business, goods and services, transfer, documentary, conveyancing or similar Taxes or expenses and all recording fees that may be imposed as a result of the sale and transfer of the Shares under this Agreement (including any stamp, duty or other Tax chargeable in respect of any instrument transferring property, together with any and all fines, penalties, interest and additions to Tax with respect thereto) (“Transfer Taxes”), and the Seller and the Buyer shall cooperate in timely manner making all filings, returns, reports and forms as may be required to comply with the provisions of laws related to Transfer Taxes.

10.8	Section 338(h)(10) Election.

(a) Procedure for Election. The Seller and the Buyer shall jointly make a timely election under Code Section 338(h)(10) (and any corresponding election under state, local and foreign Tax law) with respect to the purchase and sale of the Shares (collectively, the “338(h)(10) Election”), effective as of the close of business on the Closing Date. Within 30 days after the Initial ADSP and the Initial Allocation (as defined below) are finally determined under the following paragraph (b), the Buyer shall prepare and deliver to the Seller a completed IRS Form 8023 for review by the Seller. Within 30 days after such delivery, and in no event later than the due date for filing the 338(h)(10) Election with the Internal Revenue Service (the 15th day of the ninth month beginning after the month in which the Closing occurs), each of the Buyer and the Seller shall sign such Form 8023 and furnish a signed copy to the other Party. Moreover, the Buyer and the Seller shall cooperate with each other to take all other actions, at the Buyer’s expense, that are necessary and appropriate (including filing such additional forms, returns, elections, schedules and other documents as may be required) to effect and preserve a timely 338(h)(10) Election in accordance with the provisions of Section 1.338(h)(10)-1 of the Treasury Regulations (or any comparable provisions of state or local Tax law) or any successor provisions. The Buyer shall pay all out-of-pocket costs directly related to the preparation of Form 8023.

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(b) Determination of Initial ADSP and Allocation. Within 60 days after the Closing Date, the Seller and the Buyer shall act together in good faith to (i) determine and agree upon the “aggregate deemed sale price” of the Company’s assets (within the meaning of, and in accordance with, Section 1.338(h)(10)-1(d)(3) and 1.338-4 of the Treasury Regulations) based on the Closing Purchase Price (the “Initial ADSP”); and (ii) determine and agree upon the proper allocations of the Initial ADSP among the assets of the Company (in accordance with Code Section 338(b)(5) and the Treasury Regulations promulgated thereunder) (the “Initial Allocation”), or otherwise resolve the Initial Allocation pursuant to Section 10.8(d).

(c) Determination of Adjusted ADSP and Adjusted Allocation. Within 60 days after any Benchmark Payment or Earn-Out Payment are made under Section 2.2, the Seller and the Buyer shall act together in good faith to (i) re-determine and agree upon an adjusted “aggregate deemed sale price” of the Company’s assets based on such payment (an “Adjusted ADSP”), in accordance with Section 1.338(h)(10)-5(b)(2)(ii) of the Treasury Regulations; and (ii) determine and agree upon the proper re-allocations of the Adjusted ADSP among the assets of the Company (in accordance with Code Section 338(b)(5) and the Treasury Regulations promulgated thereunder) (an “Adjusted Allocation”), or otherwise resolve the Adjusted Allocation pursuant to Section 10.8(d); and execute and file an amended IRS Form 8023 based on the Adjusted Allocation in the manner provided in Section 10.8(a) and at the time required under the applicable Legal Requirement. The Buyer shall pay all out-of-pocket costs directly related to the preparation of any amended Form 8023.

(d) Dispute Resolution. If the Seller and the Buyer fail to agree on any Initial ADSP or Adjusted ADSP and the related Initial Allocation or Adjusted Allocation, all such unresolved matters shall be submitted for resolution, as soon as practicable, to the Independent Auditors for final determination. The determinations of the Independent Auditors as to all such unresolved matters shall be final and binding on the Seller and the Buyer. The Seller and the Buyer shall each bear an equal portion of the costs and expenses of the Independent Auditors.

(e) Effect of Determinations. The Seller and the Buyer shall (i) be bound by each Initial ADSP, Adjusted ADSP, Initial Allocation and Adjusted Allocation determined or re-determined under this Section 10.8 for purposes of determining any Taxes; (ii) prepare and file their respective Returns (including without limitation Tax Returns of the Company) on a basis consistent with such determination or re-determination (the Company’s preparation and filing of any such Tax Returns shall be subject to the Seller’s approval, which approval shall not be unreasonably withheld); and (iii) take no position inconsistent with any such determination or re-determination on any applicable Tax Return, in any proceeding before any Tax Authority or otherwise, except as may be required by any applicable Legal Requirement.

(f) Section 338 Tax Claim. If any Initial ADSP, Adjusted ADSP, Initial Allocation, Adjusted Allocation or amount of Taxable gain or loss resulting therefrom is disputed by any Tax Authority (a “Section 338 Tax Claim”), the Party receiving notice of the dispute shall promptly notify the other Party. The Seller shall control all proceedings taken concerning any such Section 338 Tax Claim (including, without limitation, selection of counsel) and, without limiting the foregoing, may in its sole discretion and at its sole expense pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Tax

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Authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where any applicable Legal Requirement permits such refund suits, or contest such Section 338 Tax Claim in any permissible manner. In no event shall the Buyer settle or otherwise compromise any Section 338 Tax Claim without the Seller’ prior written consent, which shall not be unreasonably withheld, conditioned or delayed. The Seller and the Buyer shall cooperate with each other in contesting such Section 338 Tax Claim, which cooperation shall include, without limitation, the reasonable retention and (upon the Seller’s request) the provision to the Seller of records and information that are relevant to such Section 338 Tax Claim, and making employees, accountants or other agents available to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Section 338 Tax Claim, all at the expense of the Seller, except that no Party hereto shall be compensated for its or their time or the time of anyone employed by it on a full-time basis.

11.	TERMINATION

11.1	Termination.

This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date, as follows and in no other manner:

(a) by written agreement of the Parties;

(b) by either Party if the Closing Date has not occurred by January 31, 2012 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 11.1 shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date and such action or failure constitutes a breach of this Agreement unless such breach is incapable of being cured by the breaching party by the date that is 15 Business Days after such breach;

(c) by the Buyer if there shall have been any action taken, or any Legal Requirement is enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby, by any Governmental Entity, which would prohibit the Buyer’s or the Seller’s ownership or operation of any portion of the business of the Company;

(d) by the Buyer if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Seller and as a result of such breach the conditions set forth in Section 8.1(a) would not then be satisfied; provided, that if such breach is curable by the Seller prior to the Termination Date through the exercise of its commercially reasonable efforts, then the Buyer may not terminate this Agreement under this Section 11.1(d) prior to the earlier of the Termination Date or the date that is 15 Business Days following the Seller’s receipt of written notice from the Buyer of such breach, it being understood that the Buyer may not terminate this Agreement pursuant to this Section 11.1(d) if such breach by the Seller is cured within such period so that the conditions would then be satisfied; or

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(e) by the Seller if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Buyer and as a result of such breach the conditions set forth in Section 8.2(a) would not then be satisfied; provided, that if such breach is curable by the Buyer prior to the Termination Date through the exercise of its commercially reasonable efforts, then the Seller may not terminate this Agreement under this Section 11.1(e) prior to the earlier of the Termination Date or the date that is 15 Business Days following the Buyer’s receipt of written notice from the Seller of such breach, it being understood that the Seller may not terminate this Agreement pursuant to this Section 11.1(e) if such breach by the Buyer is cured within such period so that the conditions would then be satisfied; or

11.2	Effect of Termination.

Any termination of this Agreement under Section 11.1 will be effective immediately upon the delivery of written notice of the terminating Party to the other Party hereto. In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall be of no further force or effect, except (i) as set forth in Sections 7.2 and 7.5, this Section 11.2 and Article 12, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the surviving obligations of the Parties contained in that certain letter of intent dated October 14, 2011, as extended on November     , 2011, all of which obligations shall survive termination of this Agreement.

12.	MISCELLANEOUS

12.1	Amendment and Modification.

This Agreement may be amended, modified, or supplemented only by a written agreement executed by the Buyer and the Seller.

12.2	Waiver of Compliance; Consents.

Any failure of a Party to comply with any obligation, covenant, agreement, or condition herein, to the extent legally allowed, may be waived by the Party that is entitled to the benefit thereof, but only in a writing signed by the waiving Party or Parties. Any such waiver or failure to insist upon strict compliance with the obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, the consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12.2.

12.3	Notices.

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered personally to the Party to whom notice is to be given, (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and electronic printed confirmation of receipt is obtained promptly after completion of transmission, (c) on the day after delivery to Federal Express or similarly reputable overnight courier or the Express Mail service maintained by the United States Postal Service, or (d) on the fifth day after mailing, if mailed to the Party to whom notice is to be given, by first-class mail, registered or certified, return-receipt requested, postage prepaid and properly addressed, to the Party as follows:

If to the Buyer:

Aerostar International, Inc.

205 East 6th Street

Sioux Falls, South Dakota 57104

Attention: Thomas Iacarella

Facsimile: (605) 335-0209

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with a copy to (which shall not constitute notice to the Buyer):

Maslon Edelman Borman & Brand, LLP

3300 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

Attention: William M. Mower, Esq.

Facsimile: (612) 642-8358

Email: bill.mower@maslon.com

If to the Seller:

Vista Applied Technologies Group, Inc.

755 N Mary Avenue

Sunnyvale, CA 94085-2909

Attention: Dr. Joseph Maresca

Facsimile: (703) 920-2100

with a copy to (which shall not constitute notice to the Seller):

Pillsbury Winthrop Shaw Pittman LLP

2475 Hanover Street

Palo Alto, California 94304

Attention: Allison Leopold Tilley, Esq.

Facsimile: (650) 233-4545

Email: Allison@pillsburylaw.com

12.4	Assignment; Third-Party Beneficiaries.

This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective personal representatives, successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned or delegated by any Party without the prior written consent of the other Party or Parties (except that the Buyer may assign this Agreement or any of its right, interests or obligations hereunder to an Affiliate of the Buyer without the consent of the Seller, in which event the Buyer shall not be released or discharged from its obligations hereunder). Nothing in this Agreement, whether express or

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implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Person (including, but not limited to, the Eligible Employees), except the Buyer, the Seller and their respective personal representatives, successors and permitted assigns.

12.5	Rules of Interpretation.

As used in this Agreement:

(a) the table of contents and headings are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement;

(b) “including” means “including without limitation”;

(c) “or” is used in the sense of “and/or” and “any” is used in the sense of “any or all”;

(d) “withheld” is used in the sense of “withheld or delayed”;

(e) all dollar amounts are expressed in United States funds;

(f) all references to statutes are deemed to refer to such statutes as amended from time to time or as superseded by comparable successor statutory provisions;

(g) words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

(h) “domestic” or “federal” means relating to the United States of America, and “foreign” means relating to any jurisdiction other than the United States of America or any subdivision thereof;

(i) the terms “hereof”, “hereunder”, “herein” and like terms refer to this Agreement as a whole and not only to the Section in which such term appears; and

(j) unless expressly stated herein to the contrary, reference to any document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof;

(k) unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to refer as well to each annex, addendum, exhibit, schedule or other attachment thereto;

(l) unless expressly stated herein to the contrary, reference to an Article, Section, Schedule or Exhibit is to an article, section, schedule or exhibit, respectively, of or to this Agreement;

(m) when calculating a period of time, the day that is the reference day in calculating such period will be excluded;

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(n) with respect to all dates and time periods in or referred to in this Agreement, time is of the essence; and

(o) the Buyer and the Seller participated jointly in the negotiation and drafting of this Agreement and the documents relating hereto, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and such other documents and each Party and each Party’s counsel has reviewed and revised or had ample opportunity to review and revise this Agreement and such other documents; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and such other documents will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof.

12.6	Governing Law.

This Agreement shall be governed by the laws of the State of Delaware, without giving effect to choice-of-law principles.

12.7	Counterparts.

This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.8	Entire Agreement.

This Agreement, including the Schedules and the Exhibits hereto, embodies the entire agreement and understanding of the Parties in respect of the subject matter contained herein and supersedes all prior representations, warranties, covenants, agreements and understandings among the Parties with respect to that subject matter.

12.9	Severability.

If any provision hereof is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions hereof shall continue in full force and effect and shall in no way be affected or invalidated, and such provision automatically will be amended so that it is valid, legal and enforceable to the maximum extent permitted by any applicable Legal Requirement, but as close to the Parties’ original intent as is permissible.

12.10	Equitable Remedies; Preservation of Remedies.

The Parties agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled, to the fullest extent permitted by law, to an injunction restraining such breach, violation, or default or threatened breach, violation, or default and to any other equitable relief, including specific performance, in each case without bond or other security being required.

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12.11	Expenses.

Except as may be expressly stated otherwise herein, each Party will bear its own costs and expenses incurred in connection with the transactions contemplated herein. The Seller will also bear all such costs and expenses of the Company. Without limiting the foregoing, the Seller shall be liable for and pay all Seller Transaction Expenses. “Seller Transaction Expenses” means any and all costs and expenses of the Company and the Seller directly or indirectly related to the transactions contemplated by this Agreement, including all fees, costs and expenses of any attorney, accountant or other professional advisor engaged by the Company and the Seller regarding the transactions contemplated by this Agreement and all fees, costs and expenses of any broker, finder or similar intermediary engaged by the Company and the Seller regarding the transactions contemplated by this Agreement.

12.12	Arbitration.

(a) Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the rules then effect of the Judicial Arbitration and Mediation Services, Inc. The arbitration tribunal shall be composed of three arbitrators. The place of arbitration shall be in Denver, Colorado.

(b) In arbitral proceedings, the Buyer and the Seller, each shall appoint one arbitrator and the two arbitrators so selected shall select a third arbitrator. The third arbitrator shall chair the arbitration. Where there are multiple parties on either side, the multiple parties, jointly, shall appoint one arbitrator. If such multiple parties are respondent and fail to make such joint appointment within 30 days from receipt of the notice with request for arbitration, the Judicial Arbitration and Mediation Services, Inc. shall make the appointment for that side.

(c) Unless otherwise required by law, the Parties to this Agreement undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Subject to the limitations described in this Section 12.12(c), information covered by the confidentiality undertaking in this Section 12.12(c) may not, in any form, be disclosed by either Party to a third party without the prior written consent of the other Party.

[Remainder of page left blank intentionally; signature page follows.]

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IN WITNESS WHEREOF, the Buyer and the Seller have executed this Agreement as of the date first written above.

BUYER:

AEROSTAR INTERNATIONAL, INC.

By	/s/ Thomas Iacarella
	Its	Treasurer

SELLER:

VISTA APPLIED TECHNOLOGIES GROUP, INC.

By	/s/ Joseph W. Maresca, Jr.
	Its	President / CEO

GUARANTOR:
(signing solely for purposes of Section 7.9)

RAVEN INDUSTRIES, INC.

By	/s/ Thomas Iacarella
	Its	VP and CEO

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EXHIBIT 1-A

Smart Sensor Radar Processor (SSRP) Products

[OMITTED]

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EXHIBIT 1-B

Smart Sensor Radar System (SSRS) Products

[OMITTED]

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EXHIBIT 2.2(e)(ii)

Escrow Agreement

[OMITTED]

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EXHIBIT 3.2(b)

Form of Resignation

[OMITTED]

Exhibit 3.2(c)

NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

This Non-competition, Non-solicitation and Confidentiality Agreement (this “Agreement”) is made and entered into as of [                    ], 2011, by and between Aerostar International, a South Dakota corporation (the “Buyer”), and Vista Applied Technologies Group, Inc., a California corporation (the “Seller”).

WHEREAS, simultaneous with the execution of this Agreement, the Seller will sell to the Buyer, and the Buyer will purchase from the Seller, all of the capital stock (the “Shares”) of the Company (as defined below) (the “Transaction”), pursuant to that certain Stock Purchase Agreement by and between the Seller and the Buyer dated of even date herewith (the “Stock Purchase Agreement”); and

WHEREAS, prior to the Transaction, the Seller was the sole shareholder of Vista Research, Inc., a California corporation (together with any future controlled subsidiaries, the “Company”); and

WHEREAS, Section 3.2(c) of the Stock Purchase Agreement requires that a non-competition agreement be executed and delivered by the Seller as a condition to the purchase of the Shares by the Buyer;

NOW, THEREFORE, in consideration of the foregoing and in order to induce the Buyer to consummate the Transaction, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Seller hereby agree as follows:

1. Definitions. Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Stock Purchase Agreement.

2. Acknowledgments. The Seller acknowledges and agrees that:

(a) As the sole shareholder of the Company, the Seller has become familiar with the Confidential Information (as defined below) of the Company;

(b) Before Closing, the Company conducted business in and marketed products and services throughout, or was making substantial plans to conduct business in and market products and services throughout, the Restricted Territory (as defined below);

(c) The provisions of Sections 3 and 4 of this Agreement are reasonable and necessary to protect and preserve the Buyer’s business following the Closing;

(d) The Buyer and the Company would be irreparably damaged if the Seller were to breach the covenants set forth in Sections 3 and 4 of this Agreement; and

(e) The consideration for the covenants set forth in Sections 3 and 4 has been negotiated and agreed by each of the parties, and the stated consideration is adequate with respect to the obligations of each party and the allocation of risk under this Agreement.

3. Confidential Information.

(a) “Confidential Information” includes the following information of the Buyer, its affiliates and the Company:

(i) trade secrets concerning the business and affairs of the Company, including but not limited to each past, current and planned manufacturing, production or distribution method or process, customer or supplier list, customer requirements list, price list, market study, business plan, computer program (including object code and source code), software or database technology, system, structure, architecture, product specification, data, know-how, process, design, photograph, specification, sample, invention, idea, patent application and any other information, however documented, of the Company or any of its affiliates that is a Trade Secret (as defined below);

(ii) information, regardless of whether a Trade Secret, concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training techniques and materials, customer lists and terms of arrangements with customers and suppliers), however documented; and

(iii) notes, analysis, compilations, studies, summaries and other material prepared by or for the Company or any of its affiliates containing or based, in whole or in part, on any information included in clauses (i) or (ii) above.

(b) For the purposes of this Agreement, “Trade Secret” shall mean the whole or any part of any scientific or technical information, design, process, procedure, formula or improvement that has value and that the owner has used reasonable efforts to prevent from becoming generally available to persons other than those allowed by the owner to have access for limited purposes. The Seller hereby waives any requirement that the Buyer submit proof of the economic value of any Trade Secret or post a bond or other security.

(c) All Confidential Information known or obtained by the Seller, whether before or after the date hereof, is, upon the Closing, the Confidential Information of the Buyer and its affiliates. The Seller will not, at any time, disclose to any unauthorized person or entity or use for its own account or for the benefit of any third party any Confidential Information, without the prior written consent of the Buyer, unless and to the extent that the Confidential Information (i) is or becomes generally known to and available for use by the public other than as a result of disclosure by or the fault of the Seller or the fault of any other person or entity bound by a duty of confidentiality to the Buyer or any of its affiliates, or (ii) is required to be disclosed pursuant to a final order of a court of competent jurisdiction.

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(d) The Seller shall take all actions necessary to protect the Confidential Information against any unauthorized disclosure, publication or use. The Seller shall assist the Buyer, to the extent reasonably necessary, at the expense of Buyer including payment to Seller of Seller’s reasonable out-of-pocket expenses incurred at Buyer’s request, in the procurement or protection of the Buyer’s and its affiliates’ rights to or in any and all Confidential Information. As part of the performance under this Agreement, the Seller will promptly notify the Buyer of the happening of any of the following events:

(i) any known unauthorized disclosure or use of the Confidential Information;

(ii) any known third-party request to examine, inspect or copy any of the Confidential Information; and

(iii) any known attempt to serve, or the actual service of, a court or administrative order, subpoena or summons that requires the production of any Confidential Information. The Seller will not surrender the Confidential Information to any third party without the Buyer’s consent or the final order of a court having jurisdiction over the matter.

4. Non-Competition and Non-Interference.

4.1 Acknowledgements by the Seller. The Seller acknowledges that: (a) the Company conducts business and markets its products and services or has made substantial plans to do so throughout the Restricted Territory; (b) the Company competes with other businesses that are or could be located in any part of the Restricted Territory; (c) the Buyer has required that the Seller make the covenants set forth in this Section 4 as a condition to the Closing; and (d) the provisions of this Section 4 are reasonable and necessary to protect the Buyer’s business (including the business of its affiliates, which will include the Company upon the Closing).

4.2 Covenants of the Seller. In consideration of the acknowledgments by the Seller, and to induce the Buyer to consummate the transactions contemplated by the Stock Purchase Agreement, the Seller covenants that it will not, directly or indirectly:

(a) during the Restriction Period (as defined below), directly or indirectly engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Seller’s name or any similar name to, lend the Seller’s credit to or render services or advice to, any business whose products or activities compete in whole or in part with the Company or its affiliates anywhere within the world (the “Restricted Territory”);

(b) whether for the Seller’s own account or for the account of any other person, at any time during the Restriction Period, directly or indirectly solicit business of the same or similar type being carried on by the Company, from any person known by the Seller to be a customer or a potential customer of the Company or a customer of the Company prior to the Closing anywhere in the Restricted Territory; or

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(c) whether for the Seller’s own account or the account of any other person (i) at any time during the Restriction Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee (or was an employee within one (1) year of the date in question) of the Buyer (or any of its affiliates) at any time during the Restriction Period or in any manner induce or attempt to induce any employee of the Buyer (or any of its affiliates) to terminate his or her employment with such employer; or (ii) at any time during the Restriction Period, interfere with the Buyer’s (or any of its affiliates’) relationship with any person, including any person who at any time during the Restriction Period was an employee, contractor, supplier, or customer of the Company.

For purposes of this Section 4.2, the term “Restriction Period” means the period beginning on the date of this Agreement and ending on the eighth anniversary of such date. If any covenant in this Section 4.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Seller. The period of time applicable to any covenant in this Section 4.2 will be extended by the duration of any violation by the Seller of such covenant.

5. Remedies.

(a) The Seller acknowledges that the injury that would be suffered by the Buyer as a result of a breach of the provisions of this Agreement (including any provision of Sections 3 and 4) would be irreparable and that an award of monetary damages to the Buyer for such a breach would be an inadequate remedy. Consequently, the Buyer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Buyer will not be obligated to post bond or other security in seeking such relief.

(b) The covenants by the Seller in Sections 3 and 4 are essential elements of this Agreement, and without the Seller’s agreement to comply with such covenants, the Buyer would not have entered into the Stock Purchase Agreement. The Buyer and the Seller have independently consulted with their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Buyer and the Company.

6. Cumulative Remedies; Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege (collectively, “Rights”) under this Agreement will operate as a waiver of such Rights, and no single or partial exercise of any such Rights will preclude any other or further exercise of such Rights or the exercise of any other Rights. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

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7. Indemnity. The Seller shall indemnify and hold the Buyer harmless from any damages, loss, cost, or liability (including reasonable legal fees and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized use or disclosure of the Confidential Information or other violation of this Agreement by the Seller.

8. Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement executed by the Buyer and the Seller.

9. Third-Party Beneficiary; Successors. The Company shall be a third-party beneficiary of this Agreement and shall have the right to enforce each provision hereof. This Agreement shall inure to the benefit of the Buyer and the Company and their respective successors and assigns. This Agreement shall be binding upon the Seller and its successors and assigns.

10. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict-of-law principles. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against either of the parties in the state or federal courts in Denver, Colorado, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

11. Severability. If any provision hereof is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions hereof shall continue in full force and effect and shall in no way be affected or invalidated, and such provision shall be construed so that it is valid, legal and enforceable to the maximum extent permitted by applicable law, but as close to the parties’ original intent as is permissible. Without limiting the foregoing, if the duration, geographic area, scope, or nature of any business activity covered by any provision of Sections 3 and 4 is in excess of what is determined to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope, or activity that is determined to be valid and enforceable. Sections 3 and 4 hereof shall be given the construction that renders its provisions valid and enforceable to the maximum extent possible, though not exceeding its express terms, under applicable law.

12. Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13. Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” or “includes” does not limit the preceding words or terms.

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14. Notices. All notices permitted or required to be given pursuant to this Agreement shall be given in the manner described in, and deemed to be received in accordance with, Section 12.3 of the Stock Purchase Agreement.

15. Entire Agreement. This Agreement and the Stock Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior representations, warranties, covenants, agreements and understandings among the parties with respect to that subject matter.

[Remainder of page left blank intentionally; signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

AEROSTAR INTERNATIONAL, INC.

By:
Its:

VISTA APPLIED TECHNOLOGIES GROUP, INC.

By:
Its:

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Execution Copy

EXHIBIT 3.2(d)(i)

Non-Competition Agreement (Shareholders of Seller – Non-Employees Post-Closing)

[OMITTED]

Execution Copy

EXHIBIT 3.2(d)(ii)

Non-Competition Agreement (Shareholders of Seller – Employees Post-Closing)

[OMITTED]

Execution Copy

EXHIBIT 3.2(h)

Form of Estoppel Certificate

[OMITTED]

Execution Copy

EXHIBIT 3.3(e)

Continuing Employees

[OMITTED]

Execution Copy

EXHIBIT 7.6(b)

Employment, Confidential Information, Invention Assignment and Limited Non-Solicitation Agreement

VISTA RESEARCH, INC.

EMPLOYMENT, CONFIDENTIAL INFORMATION,

INVENTION ASSIGNMENT AND LIMITED NON-SOLICITATION AGREEMENT

In consideration of (i) the conditional offer for continued employment with Vista Research, Inc. (together with any of its subsidiaries or any of their respective successors or assigns, the “Company”) that I have received from the Company’s parent, Aerostar International, Inc. (“Aerostar”) and (ii) the right to participate in a newly established bonus plan for Company employees (the “Bonus Plan”), the funding of which has been committed to by Aerostar and which provides under certain circumstances a continued right of participation following termination of my employment with the Company, I hereby agree, intending to be legally bound, to the following:

1. (a) Background. I have received a conditional offer of employment with the Company. One of the conditions of that offer is that I sign and date this Agreement and return it to the Company prior to my first day of employment. If employed by the Company, I will be entrusted with, receive access to, and have control over certain of its most sensitive “Confidential Information” (defined below) concerning the Company’s business. The Company will be irreparably damaged if any such Confidential Information unreasonably is disclosed to or comes into the possession of a competitor of the Company. I recognize that it is important that the Company protect its rights with respect to its Confidential Information, which the Company owns, without unreasonably impairing my ability to pursue my profession. I also understand that the Company has a legitimate and protectable interest in maintaining a stable work force to enable it to remain in business. The conditional job offer that I have received, the Company’s willingness to provide me with access to certain of its Confidential Information, and the right to participate in the Bonus Plan, together and each are adequate, new and valuable consideration to compensate me for the reasonable restrictions on my post-employment activities in Section 7 of this Agreement.

Prior to entering into this Agreement, I had sufficient time to consider the Company’s conditional job offer and its terms. I enter into this Agreement voluntarily, without coercion or duress. I have had the opportunity to consult with legal counsel of my choice prior to deciding whether to enter into this Agreement.

(b) At-Will Employment. The initial terms of my conditional offer of employment are set forth in a separate offer letter delivered to me by the Company. I understand that my employment with the Company will be for an unspecified duration and constitute “at-will” employment. I acknowledge that after beginning employment with the Company, this employment relationship may be terminated at any time, with or without cause, at the option of either the Company or myself. In further consideration of the reasonable restrictions on my post-employment activities in Section 7 of this Agreement, the Company will provide me with at least two weeks notice in the event the Company terminates my employment without cause. The Company will have the option of either giving me two weeks notice prior to the effective date of such termination and requiring that I work during all or any portion of said notice period, or alternatively, having me terminate work immediately, and paying me an amount equal to my

Maslon Draft: December 27, 2011

base wage for the two-week calendar period immediately following the date of termination, exclusive of overtime, commissions, or bonuses. After beginning employment, I agree to comply with all policies and procedures adopted by the Company for its employees, as they exist on the date of the commencement of my employment and as such policies and procedures may be amended from time to time during the term of my employment.

2. Confidential Information.

(a) Definition; Disclosure and Use. I acknowledge that in the course of employment, I will acquire confidential information of a special and unique nature and value relating to the business of the Company and its affiliated or subsidiary companies. I recognize that the Company’s business depends to a considerable extent on new business opportunities, patent protection, inventions, trademarks, copyrighted material, and trade secrets respecting formulas, processes, methods, plans, apparatus, products, improvements and applications, customer and potential customer information, customer contacts, and systems, policies, methods of operation, procedures, manuals, pricing and other non-public information (collectively, “Confidential Information”). The Company will retain ownership of all rights to all Confidential Information disclosed at any time to me in connection with my employment. I agree that all such information acquired during the course of employment, whether such information is communicated in written or verbal form, and whether such information is in recorded or unrecorded form and whether it is maintained solely at the Company’s offices or also maintained elsewhere or combined or maintained by me solely or in combination with other information, constitutes Confidential Information. Notwithstanding the foregoing, “Confidential Information” as defined above will not include any information that (i) is or becomes available to the public without a breach of this Agreement or any right of the Company, (ii) is lawfully obtained from a third party other than the Company without breach of this Agreement or any other agreement, or (iii) is required by law to be disclosed in response to a valid order of a court or a government agency, if the Company receives prompt notice of such order and I reasonably cooperate with attempts to obtain a protective order.

I will not at any time or in any manner, either directly or indirectly, divulge or disclose the Company’s Confidential Information to any other person or entity except as required by my duty to the Company, and I will not use such Confidential Information in competition with the Company or for my gain or benefit or the gain or benefit of any other person or entity. I will not utilize or divulge any Confidential Information to any other person or entity, regardless of whether such knowledge or information is in recorded form or otherwise, absent the express written consent of an authorized representative of the Company.

Following any termination of my employment with the Company, I will not remove or retain any document, copy of document, client or prospect files, or any other recording, in any type or form relating to any Confidential Information. Upon any termination, I will turn over to the Company all notes, memoranda, drawings, documents, apparatus, product and material related to my employment with the Company, it being agreed that such items are the property of the Company. My obligations under this entire section will survive the termination of this Agreement and my employment.

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(b) Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom I have an agreement or duty to keep such information or secrets confidential, if any, and that I will not bring onto the premises of the Company any proprietary information belonging to any such employer, person or entity unless consented to by such employer, person or entity.

3. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were created by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), all of which belong to me, do not relate to the Company’s current or proposed business, products or research and development, and are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or machine a Prior Invention (or any aspect of a Prior Invention) owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine. I understand that the Company will receive in confidence any disclosures that I make of my inventions made solely or jointly with others during the term of my employment, the Company will have a review process to determine such issues as may arise, and full title to certain patents and inventions will be in the United States as required by contracts between the Company and the United States or any of its agencies.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Inventions”), including the copyright thereon. The Company hereby notifies me that this definition does not apply to an invention that I developed entirely on my own time without using the Company’s equipment, supplies, facilities, or confidential information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by me for the Company. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. If any work of authorship is not considered a work made for hire under the Copyright Act, I hereby assign all rights I may have in such works to the Company, and I waive any and all statutory moral rights in any work of authorship that I may have under 17 U.S.C. § 1006(a), as well as any rights arising under any other federal, state, or foreign law that conveys any other type of moral right.

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(c) Maintenance of Records. I agree to keep and maintain adequate and current records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(d) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper and reasonable way to secure the Company’s rights in the inventions and any copyrights, patents, trademarks or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company the sole and exclusive right, title and interest in and to such inventions, and any copyrights, patents, trademarks or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers will continue after the termination of this Agreement. If the Company is unable, because of my mental or physical incapacity or for any other reason, to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright, trademark or other registrations covering Inventions assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, or copyright, trademark or other registrations thereon with the same legal force and effect as if executed by me.

4. Conflicting Employment. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or in which it later becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to Company.

5. Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, computer tapes, computer disks or other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company. Upon any termination of my employment, I agree to sign and deliver to the Company the “Termination Certification” in substantially the form attached hereto as Exhibit B.

6. Legal Proceedings. I further agree that I will appear and give evidence in any suits, arbitrations, interferences or other legal proceedings which arise in connection with matters relating to my employment with the Company. All expenses (including reimbursement for any loss of salary or wages from another employer if I am no longer employed by the Company) in connection with the matters covered or intended to be covered in this paragraph shall be borne by the Company and any legal proceedings in connection with such matters shall be conducted by attorneys chosen by the Company.

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7. Solicitation of Employees. I agree that I shall not, for a 12-month period immediately following any termination of my employment with the Company for any reason, either directly or indirectly, disrupt, damage, impair or interfere with the Company’s business by way of interfering with or raiding its employees on my own behalf or in the service or on behalf of others, through soliciting, recruiting or attempting to persuade any person to terminate such person’s employment with the Company to work for a competitor, whether or not such person is a full-time employee or whether or not such employment is pursuant to a written agreement or is at-will.

I understand that it is not the desire of the Company to prevent me from work and I may seek relief from this section by inquiring of the Division Manager or Corporate Management. The Company, however, retains the right to deny any request for such relief. I further understand that the Company is in a heavily competitive business and has the right to protect its legitimate business interests through the restrictions in this Section. These restraints on my post-employment activities are reasonable in that they are no greater than necessary to protect the Company’s legitimate business interests, and are not unduly harsh and oppressive in curtailing my legitimate efforts to earn a livelihood.

8. Equitable Relief.

(a) Forum Selection. Because the Company is being acquired by Aerostar, and because Aerostar is a South Dakota corporation with its principal place of business and operations in Minnehaha County, South Dakota, I agree that the Circuit Court, Second Judicial Circuit, Minnehaha County, South Dakota will have exclusive jurisdiction and venue over any disputes between the Company and me for the purposes of any action arising out of or related to the Company’s or my obligations hereunder, including specifically (but without limiting the generality of the foregoing), actions for temporary equitable relief and permanent equitable relief. I hereby (i) waive any objection that I might have now or hereafter to the foregoing jurisdiction and venue of any such litigation, action or proceeding, (ii) irrevocably submit to the exclusive jurisdiction of the court set forth above in any such litigation, action or proceeding, and (ii) waive any claim or defense of inconvenient forum.

(b) Equitable Remedies. I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in this Agreement, and that a breach of such covenants could cause irreparable injury to the Company. Accordingly, I agree that if I breach any of such covenants, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance.

(c) Disclosure to Prospective Employers. I agree that I will provide, and that the Company may similarly provide, a copy of this Agreement to any business or enterprise (i)

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which I may directly or indirectly be employed by or own, manage, operate, finance, join, participate in the ownership, management, operation, financing, control or control of, or (ii) with which I may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which I may use or permit my name to be used.

9. Tolling Provision. The parties agree that, if permitted by applicable law, the periods of time for prohibition of solicitation of employees provided in Section 7 above will be extended during any time a breach occurs.

10. Participation in Company Bonus Plan. Under the terms of a Stock Purchase Agreement by and between Vista Applied Technologies Group, Inc. (as seller) and Aerostar (an affiliate of Raven Industries, Inc., as buyer) dated as of December     , 2011 (the “Stock Purchase Agreement”), pursuant to which Aerostar has acquired or will acquire all of the outstanding capital stock of the Company, Aerostar has agreed to provide the Company with funding for a “Bonus Plan.” The Bonus Plan will benefit, in part, those employees of the Company as of the date on which Aerostar shall have acquired all capital stock of the Company. If certain performance-related criteria set forth in the Stock Purchase Agreement are satisfied, then the Company will make bonus payments under the Bonus Plan in the manner set forth in the Stock Purchase Agreement (the “Bonus Payments”). In this regard, I hereby acknowledge and agree as follows:

(a) Bonus Payments are Contingent. There is no guarantee that any Bonus Payments will be made by the Company or that I will receive any Bonus Payments at all. My receipt of Bonus Payment is contingent upon the Company satisfying certain performance-related criteria specified in the Stock Purchase Agreement. My share of any Bonus Payments that may be made to eligible employees of the Company will be determined pursuant to the terms of the Stock Purchase Agreement. I acknowledge that Company representatives will have some discretion to award Bonus Payments to employees under the Bonus Plan and that I am not entitled as a matter of right to any discretionary Bonus Payments that may be made by the Company. In addition, I understand that I am not a third-party beneficiary under the Stock Purchase Agreement, meaning that I will not have the power to enforce any provisions of the Stock Purchase Agreement.

(b) Bonus Payments not Transferable or Assignable. In the absence of express and prior written consent from the Company and except as may be expressly permitted under the Stock Purchase Agreement, I have no right to transfer or assign (whether voluntarily, involuntarily, by gift, sale or otherwise) my right to receive any Bonus Payments. Any attempt that I make to transfer my right to receive any Bonus Payments will be null and void, and the Company will not honor any such attempted transfer.

(c) My Right to Bonus Payments May be Lost. My right to receive Bonus Payments will be lost in the event that: (i) I do not execute and deliver to the Company, on or prior to the date on which I begin working for the Company after its acquisition by Aerostar, this Agreement; or (ii) the Company terminates my employment with the Company for “Cause” (as defined below) or if I terminate my employment with the Company under circumstances that would give the Company the right to terminate my employment with the Company for Cause.

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(d) Definition of “Cause.” The Stock Purchase Agreement contains the definition of “Cause” that will apply to me for purposes of clause (c) above. In this regard, Section 7.6(c) clause (i) contains the definition of “Cause” that applies to me unless I am a “Management Employee” (as defined in the Stock Purchase Agreement), in which case the applicable definition of “Cause” is contained in Section 7.6(c)(ii).

(e) Access to Information. The Company has provided me with the opportunity to obtain a redacted portion of the Stock Purchase Agreement or the relevant portions thereof containing the provisions relating to the Bonus Payments, together with any other information reasonably relating to the Bonus Payments (including the opportunity to ask questions of, and receive answers from, Company and Aerostar representatives regarding the Bonus Payments). Prior to entering into this Agreement, I have exercised this right to access information to my full and complete satisfaction (in which case I have obtained all such information that I have requested, and I understand such information with which I have been provided) or else I have voluntarily foregone the opportunity to obtain and review such information to my satisfaction.

(f) Knowledge of the Company. I have been employed by the Company prior to the date of this Agreement, and I have a personal understanding of the nature of the business in which the Company is involved and the manner in which the Company has conducted that business.

(g) No Right to Employment. Nothing in this Agreement, and nothing in this Section (specifically including my contingent right to Bonus Payments as described herein), is intended to or shall be construed to provide me with any right to continued employment with the Company.

(h) No Representations. I acknowledge, and represent and warrant to the Company and to Aerostar, that, other than as set forth in the Stock Purchase Agreement and its exhibits, schedules and attachments, no representative of the Company or Aerostar has made any oral or written representations or promises to me about the likelihood of me receiving any Bonus Payments pursuant to the Stock Purchase Agreement, or the amount of any Bonus Payments I may receive.

(i) Right to Consult Advisors. The Company has encouraged me to consult with my own independent tax and legal advisors regarding this Agreement and the Bonus Payments I may receive, and has provided me with this Agreement far enough in advance to provide me with a meaningful opportunity to do so. I have either exercised my right to consult with professional advisors to my full and complete satisfaction, or else I have voluntarily foregone such opportunity.

11. General Provisions.

(a) Governing Law. This Agreement shall be governed by and interpreted in accordance with laws of the State of                      ,1 without giving effect to any conflicts-of-laws provisions.

[1]	The name of the particular state in which an employee will be employed will be inserted here.

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(b) Amendments. If I am a shareholder of Vista Applied Technologies Group, Inc., I have also entered into a Noncompetition, Non-Solicitation and Confidentiality Agreement with Aerostar (a “Noncompetition Agreement”) in connection with the sale of shares of the Company to Aerostar. If applicable, I acknowledge that this Agreement and the Noncompetition Agreement are each entered into on the basis of separate, distinct and adequate consideration, and shall each be enforceable in accordance with their respective terms, regardless of any differences in the terms, conditions or enforceability of the other agreement. This Agreement, together with the Noncompetition Agreement, sets forth the entire agreement and understanding among the Company, Aerostar and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(c) Severability. To the extent permitted by applicable law, if any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns.

(e) Survival. My obligations under this Agreement that, by their terms, restrict my post-employment activities, will survive the termination of the employment relationship between the Company and me and remain in full force and effect.

(f) No Waiver. No term or condition of this Agreement will be deemed to have been waived nor shall there be any estoppel to enforce any provision hereof, except by a written instrument executed by the party charged with waiver or estoppel. The Company’s delay, waiver or failure to enforce any term of this Agreement or any similar agreement in one instance will not be a waiver of its rights hereunder with respect to other violations of this or any other agreement.

12. Attorneys’ Fees. In the event that the Company is required to pursue litigation to enforce its rights and obligations provided for in this Agreement, then the prevailing party in such litigation shall receive from the other party all costs incurred by the prevailing party in such litigation, plus reasonable attorneys’ fees to be fixed by the court or arbitrator, with interest thereon from the date of judgment at the maximum rate permitted by law.

13. Aerostar. Aerostar, in addition to the Company, is also signing this Agreement in recognition of the provisions of Section 11(b) set forth above, and in recognition of the fact that Aerostar (assuming that the acquisition of Company stock by Aerostar is consummated) has (i) delivered to me the offer letter for continued employment with the Company that is referenced in the introductory paragraph of this Agreement, and (ii) committed under the Stock Purchase Agreement to fund the Bonus Plan.

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[SIGNATURE PAGE TO EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT AND LIMITED NON-SOLICITATION AGREEMENT]

Date:	Vista Research, Inc.

By:
Title:

Date:	Aerostar International, Inc.

By:
Title:

Employee

Signature

Name of Employee (typed or printed)

Witness

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EXHIBIT “A”

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

Name of Employee:

10

Maslon Draft: December 27, 2011

EXHIBIT B

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Vista Research, Inc., its affiliates or subsidiaries, or any of their respective successors or assigns (together, the “Company”).

I further certify that I have complied and will continue to comply with all the terms of the Company’s Employment, Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any Inventions (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

Without limiting the generality of the preceding paragraph, I will, in accordance with my Employment, Confidential Information and Invention Assignment Agreement, preserve as confidential all proprietary and confidential information, technical data, trade secrets and know-how of the Company, including but not limited to research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, finances and other business information disclosed to me by the Company, either directly or indirectly in writing, orally or by drawings or inspection of documents or other tangible property.

Date:

Signature

Name of Employee (typed or printed)

Witness

11

DISCLOSURE SCHEDULES

Pursuant to Item 601 paragraph (b)(2) of Regulation S-K, Raven Industries, Inc. hereby omits the schedules (and similar attachments) contained in the Stock Purchase Agreement and agrees to furnish supplementally a copy of any omitted schedule (or similar attachment) to the Securities and Exchange Commission upon request.

RAVEN INDUSTRIES, INC.

Date: January 6, 2012	By:	/s/ Thomas Iacarella
Thomas Iacarella
Vice President and Chief Financial Officer, Secretary and Treasurer
(Principal Financial and Accounting Officer)